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                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                   OF THE SECURITIES AND EXCHANGE ACT OF 1934
FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]
CHECK THE APPROPRIATE BOX:
[ ] PRELIMINARY PROXY STATEMENT                          [ ] CONFIDENTIAL, FOR
                                                             USE OF THE
                                                             COMMISSION ONLY
                                                             (AS PERMITTED BY
                                                             RULE 14A-6(E)(2))
[X] DEFINITIVE PROXY STATEMENT
[ ] DEFINITIVE ADDITIONAL MATERIALS
[ ] SOLICITING MATERIAL PURSUANT TO RULE 14A-11(C) OR RULE 14A-12
                         PENNCORP FINANCIAL GROUP, INC.
                (Name of Registrant as Specified in its Charter)
Payment of Filing Fee (Check the appropriate box):

    [X] No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14A-6(i)(1) and 0-11;
    1) Title of each class of securities to which transaction applies:

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    2) Aggregate number of securities to which transaction applies:

      -------------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
      -------------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:
---------------------------------------------------
    5) Total fee paid:
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    [ ] Fee paid previously with preliminary materials.
    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
    (1) Amount previously paid:
    (2) Form, Schedule or Registration no.:
    (3) Filing Party:
    (4) Date Filed:
---------------

* Set forth the amount on which the filing fee is calculated and state how it was determined.

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

                         PENNCORP FINANCIAL GROUP, INC.
                          590 MADISON AVE., 38TH FLOOR
                            NEW YORK, NEW YORK 10022

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 21, 1998

                             ---------------------

To the Stockholders of
PennCorp Financial Group, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of PennCorp Financial Group, Inc. (the "Company") will be held on May 21, 1998 at 10:00 A.M., local time, at 3 Bethesda Metro Center, Bethesda, Maryland 20814 for the following purposes:

          1. To elect three Class III directors to hold office until the 2001 annual meeting of stockholders and/or until their respective successors are elected and qualified;

          2. To ratify the selection of KPMG Peat Marwick LLP ("KPMG") as the Company's independent auditors for 1998;

          3. To approve an amendment to the Company's 1996 Stock Award and Stock Option Plan; and

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 8, 1998, as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. A list of such stockholders will be maintained at the offices of PennCorp Financial Inc., 3 Bethesda Metro Center, Bethesda, Maryland 20814, during the ten-day period prior to the date of the meeting and will be available for inspection by stockholders, for any purpose germane to the meeting, during ordinary business hours.

     You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, THAT STOCKHOLDER MAY REVOKE A PREVIOUSLY GIVEN PROXY AND VOTE IN PERSON.

                                            By Order of the Board of Directors,

                                            SCOTT D. SILVERMAN
                                            Secretary

April 22, 1998

                         PENNCORP FINANCIAL GROUP, INC.
                          590 MADISON AVE., 38TH FLOOR
                            NEW YORK, NEW YORK 10022
                                  212-896-2700

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of PennCorp Financial Group, Inc. (the "Company" or "PennCorp") of proxies to be used at the Annual Meeting of Stockholders to be held at 3 Bethesda Metro Center, Bethesda, Maryland 20814, on May 21, 1998 at 10:00 A.M., local time, and at any and all adjournments thereof. In addition to the solicitation of proxies by mail, directors, officers and employees of the Company may solicit proxies personally, by telephone, telefax or otherwise, without receiving additional compensation therefor. The expenses of all such solicitations, including the cost of preparing, printing and mailing this Proxy Statement, will be borne by the Company. The Company, upon request, will reimburse brokers, banks and other nominees for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of the Company's Common Stock. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders of the Company on or about April 22, 1998. The Company's 1997 Annual Report to Shareholders is being mailed to stockholders together with this Proxy Statement.

     If the enclosed proxy card is validly executed, dated and returned, it will be voted as directed by the stockholder. If no directions are given, proxies will be voted (i) FOR election as directors of all of the nominees specified herein; (ii) FOR the ratification of KPMG as the Company's auditors for 1998;
(iii) FOR the approval of the amendment to the Company's 1996 Stock Award and Stock Option Plan; and (iv) in accordance with the discretion of the named attorneys-in-fact on other matters, if any, properly brought before the meeting or any adjournment thereof. A proxy may be revoked at any time, insofar as the authority granted thereby has not been exercised at the Annual Meeting, by filing with the Secretary of the Company a written revocation or a duly executed proxy card bearing a later date. Any stockholder present at the meeting may vote personally on all matters brought before the meeting and, in that event, such stockholder's proxy will not be used at the meeting by holders of the proxy. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a previously given proxy.

     Only stockholders of record as of the close of business on April 8, 1998 (the "Record Date") are entitled to vote at the meeting. Holders of Common Stock are entitled to one vote for each share held of record. On April 8, 1998, the Company had outstanding and entitled to vote at the Annual Meeting 28,554,780 shares of Common Stock. A majority of those shares present in person or by proxy at the Annual Meeting will constitute a quorum to transact business at the meeting. All directors and executive officers of the Company are expected to vote, or cause to be voted, all shares of Common Stock over which they exercise voting control (an aggregate of 1,419,817 shares of Common Stock or approximately 4.97% of the outstanding shares of Common Stock on the Record
Date) FOR the approval of each of the proposals being submitted at the Annual Meeting.

                          THE PENNCORP ANNUAL MEETING

GENERAL

     This Proxy Statement is being furnished to PennCorp common stockholders in connection with the solicitation of proxies by the Board of Directors of the Company (the "PennCorp Board") for use at the 1998 Annual Meeting of Stockholders. Each copy of this Proxy Statement mailed to PennCorp common stockholders is accompanied by a form of proxy for use at the Annual Meeting. The Annual Meeting is scheduled to be held on May 21, 1998, at 10:00 a.m., local time, at 3 Bethesda Metro Center, Bethesda, Maryland 20814.

PENNCORP STOCKHOLDERS ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO PENNCORP IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PURPOSE OF THE ANNUAL MEETING

     At the Annual Meeting, PennCorp common stockholders will be asked to consider and vote upon the following proposals and to transact such other business as may properly come before the meeting:

     Proposal No. 1 -- Election of Class III Directors. The PennCorp Board has nominated the persons named elsewhere herein to serve as Class III directors of the Company, to serve until the 2001 annual meeting of stockholders or until their earlier death, resignation or retirement. THE PENNCORP BOARD UNANIMOUSLY RECOMMENDS THAT PENNCORP STOCKHOLDERS VOTE FOR THE NOMINEES SET FORTH HEREIN. See "PROPOSAL NUMBER 1 -- Election of Class III Directors."

     Proposal No. 2 -- Ratification of Appointment of Auditors. The PennCorp Board proposes the ratification of its appointment of KPMG as the Company's independent auditors for 1998. THE PENNCORP BOARD UNANIMOUSLY RECOMMENDS THAT PENNCORP STOCKHOLDERS VOTE FOR THE RATIFICATION OF KPMG. See "PROPOSAL NUMBER 2 -- Ratification Of Appointment Of Auditors."

     Proposal No. 3 -- Amendment to the 1996 Stock Award and Stock Option
Plan. The PennCorp Board proposes amending the 1996 Stock Award and Stock Option Plan (the "Stock Plan"), so that Non-Employee Directors with a Pecuniary Interest in more than 100,000 shares of the Company's Common Stock may, like other Non-Employee Directors, receive an annual 7,500 share option and elect to receive their retainer in stock. THE PENNCORP BOARD UNANIMOUSLY RECOMMENDS THAT PENNCORP STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE STOCK PLAN. See "PROPOSAL NUMBER 3 -- Amendment To The 1996 Stock Award And Stock Option Plan."

RECORD DATE; SHARES OUTSTANDING

     The close of business on April 8, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 28,554,780 shares of Common Stock issued and outstanding and held by approximately 182 stockholders of record. All directors and executive officers of PennCorp are expected to vote, or cause to be voted, all shares of Common Stock over which they exercise voting control (an aggregate of 1,419,817 shares of Common Stock or approximately 4.97% of the outstanding shares of Common Stock on the Record Date) FOR the approval of each of the proposals being submitted at the Annual Meeting.

VOTING AT THE ANNUAL MEETING

     The presence, either in person or by proxy, at the Annual Meeting of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

     Approval of Proposal No. 1. (Election of Class III Directors) will be determined by plurality vote. Votes may be cast for or votes may be withheld from each nominee. Abstentions may not be specified for the election of directors. Therefore, because a single slate of director nominees is being presented, votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome. Approval of Proposal No. 2 (Ratification of Appointment of Auditors), and Proposal No. 3 (Amendment to the 1996 Stock Award and Stock Option Plan), requires the affirmative vote of at least a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote.

     At the Annual Meeting, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. An abstention with respect to any proposal will have the effect of a vote against that proposal. A "broker non-vote" will occur with respect to a given proposal when a broker holding shares of PennCorp Common Stock in street name (i.e., as nominee for the beneficial owner) returns an executed proxy (or voting directions) indicating that the broker does not have discretionary authority to vote on a proposal. Under the rules of the NYSE, brokers who hold shares of PennCorp Common Stock as nominees will have discretionary authority to vote such shares on Proposal Number 1 (Election of Class III Directors), and Proposal Number 2 (Ratification of Appointment of Auditors), but not Proposal Number 3 (Amendment to the 1996 Stock Award and Stock Option Plan). Under Delaware law, a broker non-vote is counted as present for quorum purposes but is not considered to be entitled to vote on the specified matter. Therefore, broker non-votes generally have no effect on the outcome of a vote on a specific matter.

     Proxies will be voted as specified by PennCorp common stockholders. If a PennCorp common stockholder does not return a signed proxy, that stockholder's shares will not be voted. PennCorp common stockholders are urged to mark the appropriate boxes on the form of proxy enclosed herewith to indicate how their shares are to be voted. Each PennCorp stockholder is entitled to cast one vote per share of PennCorp Common Stock on each matter to be voted upon at the Annual Meeting. If a PennCorp stockholder returns a signed proxy, but does not indicate how such stockholder's shares are to be voted, the shares of PennCorp Common Stock represented by the proxy will be voted FOR the adoption of each proposal. The proxy also confers discretionary authority on the attorneys-in-fact named in the accompanying form of proxy to vote the shares of PennCorp Common Stock represented thereby on any other matter that may properly arise at the Annual Meeting, including consideration of a motion to adjourn or postpone the Annual Meeting to another time and/or place.

     Returning a signed proxy will not affect a PennCorp common stockholder's right to attend the Annual Meeting and vote in person. Any PennCorp stockholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) filing with the Corporate Secretary of PennCorp, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Corporate Secretary of PennCorp at or before the Annual Meeting or (iii) attending the Annual Meeting and voting in person by ballot. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

     As of the date of this Proxy Statement, the PennCorp Board does not know of any other matters to be presented for action by PennCorp stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, the attorneys-in-fact named in the accompanying proxy will vote upon such matters according to their discretion and best judgment.

SOLICITATION OF PROXIES

     In addition to solicitations by mail, solicitations may also be made by personal interview, facsimile transmission, telegram and telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and PennCorp will reimburse them for their customary expenses in so doing.

DISSENTERS' APPRAISAL RIGHTS

     Under Delaware law, PennCorp stockholders will not be entitled to any appraisal rights in connection with any of the matters being submitted for approval at the Annual Meeting.

                              CERTAIN TRANSACTIONS

THE PENNCORP/KNIGHTSBRIDGE RELATIONSHIP

  General

     In 1995, with the authorization of the PennCorp Board, David J. Stone and Steven W. Fickes, the Company's two most senior officers, organized Knightsbridge Capital Fund I, L.P. (the "Knightsbridge Fund") to raise capital, to be managed by them and to make equity and equity-linked investments in companies engaged primarily in the life insurance industry. During the second half of 1995, the PennCorp Board and Messrs. Stone and Fickes, on behalf of the Knightsbridge Fund, agreed to establish a joint venture to pursue life insurance acquisitions and investments. In September 1995, the PennCorp Board appointed a special committee of directors (the "Knightsbridge Committee"), one of the responsibilities of which was to evaluate all transactions submitted to the Company by the Knightsbridge Fund and to determine whether a particular transaction would be pursued solely by the Company (a "PennCorp Transaction"), pursued jointly with the Knightsbridge Fund (a "Shared Transaction"), or not pursued by the Company, in which case the Knightsbridge Fund would be permitted to pursue the transaction for its own account (a "Knightsbridge Transaction").

  TRANSACTIONS INVOLVING THE KNIGHTSBRIDGE FUND AND PENNCORP

     The SW Financial Investment. On December 14, 1995, pursuant to a Shared Transaction approved by the PennCorp Board, Southwestern Financial Corporation ("SW Financial"), a newly organized corporation formed by the Company, the Knightsbridge Fund and Messrs. Stone and Fickes, purchased (the "SW Financial Investment") Southwestern Life Insurance Company ("Southwestern Life") and Union Bankers Insurance Company ("Union Bankers") and certain related assets from I.C.H. Corporation and certain of its subsidiaries (collectively, "ICH") for $260,000,000. Southwestern Life and Union Bankers market and underwrite life insurance, annuities and accident and sickness insurance products on primarily an individual basis.

     SW Financial paid ICH $260,000,000 to acquire Southwestern Life and Union Bankers. PennCorp and its subsidiaries invested an aggregate of $120,000,000 in cash to purchase voting common stock, nonvoting common stock, common stock warrants and preferred stock of SW Financial and preferred stock of one of SW Financial's subsidiaries. Immediately after the consummation of the SW Financial Investment, and without giving effect to the conversion of SW Financial's convertible debentures, PennCorp beneficially owned 75.4%, and the Knightsbridge Fund and Messrs. Stone and Fickes, collectively, beneficially owned 33.5%, of SW Financial's common stock. In addition to its $89,000,000 common stock investment in SW Financial, PennCorp also purchased $21,000,000 initial liquidation value of SW Financial's Series A Preferred Stock and certain of PennCorp insurance subsidiaries purchased $10,000,000 liquidation value of 5.5% Mandatorily Redeemable Preferred Stock, par value $0.01 per share (the "5.5% Preferred Stock") of Southwestern Life Companies ("SWLC"), the immediate parent company of Southwestern Life and Union Bankers. On August 5, 1997, the Company purchased all of the outstanding SW Financial convertible debentures from the liquidating trust established for the benefit of former creditors of ICH.

     On January 11, 1996, a stockholder derivative lawsuit styled Tozour Energy Systems Retirement Plan v. David J. Stone et al. and PennCorp Financial Group, Inc., C.A. No. 14775, was filed against the Company and each of its directors, individually, in the Court of Chancery for the State of Delaware. On January 25, 1996, a second shareholder derivative suit, styled Lois Miller v. David J. Stone et al. and PennCorp Financial Group, Inc., C.A. No. 14795, was filed against the Company and each of its directors, individually, in the Delaware Chancery Court. The complaint in the Miller suit has not been served on the Company or the other defendants. The suits allege that the SW Financial Investment involved the usurpation of a corporate opportunity and a waste of the Company's assets by Messrs. Stone and Fickes, and that the directors of the Company in approving that transaction, failed to act in good faith and breached their fiduciary duties, including the duty of loyalty to the Company and its stockholders, having favored the interests of Messrs. Stone and Fickes over the Company and its stockholders. The Tozour and Miller lawsuits seek judgments against each of the defendants for the amount of damages sustained or to be sustained by the Company as a result of the breaches of fiduciary duty alleged in the complaints, the imposition of a constructive trust for the benefit of the Company on profits or benefits obtained by any defendant through the alleged breaches of fiduciary duty, attorneys' fees and costs, and such other relief as the court determines to be just, proper or equitable. The parties to the lawsuits have entered into an Amended Stipulation and Agreement of Compromise and Settlement (the "Amended Proposed Settlement"), which contains the terms and conditions described below under "The Knightsbridge Restructuring Plan and Related Litigation Settlement." A hearing on the Amended Proposed Settlement has been scheduled before the Delaware Chancery Court on May 12, 1998.

     The Acordia Transaction. On September 1, 1997, a group of equity investors including the Knightsbridge Fund and Wand Partners L.L.C. (which is controlled by Bruce W. Schnitzer, a director of the Company), acquired the insurance brokerage operations of Acordia, Inc., a subsidiary of Anthem Insurance Companies. Acordia, Inc. is an insurance broker specializing in the marketing of commercial property and casualty insurance programs and other types of insurance products.

     In connection with the Acordia transaction, certain of the Company's insurance subsidiaries purchased $25,000,000 principal amount of senior subordinated notes of ACO Acquisition Corp., the entity formed to acquire the Acordia insurance brokerage operations, and the Company purchased $20,000,000 liquidation preference of preferred stock of ACO Brokerage Holdings Corporation, the parent of ACO Acquisition Corp. The ACO Acquisition Corp. senior subordinated notes bear interest at the rate of 12.5% per annum, payable semiannually in cash. The terms of the senior subordinated notes were negotiated between representatives of the equity sponsor group and an unaffiliated financial institution in an arms length transaction. The ACO Brokerage Holdings Corporation preferred stock bears dividends at the rate of 17.0% per annum, which may be paid in cash or, at the election of the issuer, in additional shares of preferred stock. The terms of the ACO Brokerage Holdings Corporation preferred stock were negotiated between the Company and representatives of the equity sponsor group and bear terms that the Company believes are consistent with those that a third party investor would require for such an investment. The Company received approximately $1,100,000 in fees from ACO Brokerage Holdings Corporation and ACO Acquisition Corp. for its commitment to purchase the subordinated notes and preferred stock of the Acordia companies.

     The Knightsbridge Fund invested $20,000,000 in the common stock of ACO Brokerage Holdings Corporation and beneficially owned at the completion of the Acordia transaction 27.3% of its total common stock outstanding. Pursuant to the Knightsbridge Fund's limited partnership agreement, Messrs. Stone and Fickes, through Knightsbridge Capital, L.L.C. ("Knightsbridge Capital"), the general partner of the Knightsbridge Fund, contributed $200,000 to the Knightsbridge Fund's $20,000,000 investment in ACO Brokerage Holdings Corporation. In addition, Messrs. Stone and Fickes, collectively, invested $5,000,000 in the common stock of ACO Brokerage Holdings Corporation in satisfaction of the general partner's co-investment obligation under the Knightsbridge Fund limited partnership agreement. Knightsbridge Management, L.L.C. ("Knightsbridge Management"), the manager of the Knightsbridge Fund, received transaction and commitment fees aggregating approximately $1,700,000 from ACO Brokerage Holdings Corporation and ACO Acquisition Corp. in connection with the consummation of the Acordia transaction. Messrs. Stone and Fickes received aggregate commitment fees of $228,571 from ACO Brokerage Holdings Corporation in connection with their co-investment in the Acordia transaction. To fund their co-investment in the Acordia transaction, Messrs. Stone and Fickes borrowed an aggregate of $5,200,000 under a bank line of credit guaranteed by the Company. Each of Messrs. Stone and Fickes pledged their 250,000 shares of common stock of SW Financial, their ownership interest in the common stock of ACO Brokerage Holdings Corporation and their 27.5% interest in the net distributable income of Knightsbridge Management, to secure the Company's guarantee of all loans drawn under the line of credit. See "INDEBTEDNESS OF EXECUTIVE OFFICERS."

     In light of the then pending Knightsbridge restructuring described below, the Company and Messrs. Stone and Fickes entered into a contingent repurchase arrangement pursuant to which, if the stockholders of the Company approved the purchase of The Fickes and Stone Knightsbridge Interests (as hereinafter defined), the Company was obligated to buy, and Messrs Stone and Fickes were obligated to sell, at cost, the $5,000,000 common stock co-investment in ACO Brokerage Holdings Corporation, and the Company was obligated to reimburse Messrs. Stone and Fickes for their $200,000 capital contribution to the Knightsbridge Fund, together with interest thereon at the IRS's mid-term rate (at the date of acquisition) from September 1, 1997 through the date of payment. Messrs. Stone and Fickes agreed to pay to the Company the commitment fee they received in the Acordia transaction, plus interest thereon, upon the consummation of the purchase of The Fickes and Stone Knightsbridge Interests. On January 5, 1998, the Company purchased The Fickes and Stone Knightsbridge Interests and consummated the transactions contemplated by the contingent repurchase arrangement. Additionally the bank line of credit was repaid, and the Company's guarantee obligations extinguished.

PAYMENTS INVOLVING KNIGHTSBRIDGE MANAGEMENT

     In 1995, PennCorp paid Knightsbridge Management its pro rata portion (based on its 16.3% limited partnership interest in the Knightsbridge Fund) of the annual management fee due under the Knightsbridge Fund limited partnership agreement. PennCorp also paid substantially all its $2,600,000 service fee to Knightsbridge Management, pro rated from June 5, 1995. Moreover, after the completion of the SW Financial Investment, and in recognition of that transaction and other contributions to PennCorp, the PennCorp Board approved, upon recommendation of the Compensation Committee of the PennCorp Board, the payment of incentive bonuses to Messrs. Stone and Fickes and the other personnel of PennCorp made available to Knightsbridge Management aggregating approximately $2,565,000. On October 31, 1997, executive officers (other than Messrs. Stone and Fickes) and certain other officers and employees of the Company were awarded an aggregate of 50,200 shares of PennCorp Common Stock, which shares were purchased by Knightsbridge Management.

     In December 1995, Knightsbridge Management received a fee of $3,900,000 from SW Financial upon completion of the acquisition of Southwestern Life and Union Bankers. Based on their respective fully diluted equity investments in SW Financial (calculated without regard to SW Financial's convertible debentures, which were issued to a third party), the Company's funding obligation to Knightsbridge Management for 1996 was reduced by $1,300,000 (50.0% of the Company's share of the $3,900,000 fee obligation based on its two-thirds interest in the SW Financial Investment) and the limited partners' 1996 management fee to Knightsbridge Management was reduced, in the aggregate, by $650,000 (50.0% of the Knightsbridge Fund's share of the $3,900,000 fee obligation based on its one-third interest in the SW Financial Investment). In addition, the Company recorded $530,000 of income in 1995 related to its 45.0% interest in Knightsbridge Management's 1995 net distributable income.

     In January 1996, the Knightsbridge Fund entered into an agreement to purchase United Life & Annuity Insurance Company ("UC Life") from United Companies Financial Corporation. As part of the Knightsbridge restructuring transactions which are described herein, the Company purchased the right to consummate the UC Life acquisition from the Knightsbridge Fund's limited partners for approximately $7,575,000 in cash (or approximately $6,375,000 after giving effect to the Company's portion of that payment), which was the only right of the Knightsbridge Fund with respect to UC Life. Neither Mr. Stone nor Mr. Fickes nor their respective affiliates received, nor will they receive after giving effect to the consummation of the acquisition of The Fickes and Stone Knightsbridge Interests by the Company, any portion of that payment. The Company completed the UC Life acquisition on July 24, 1996. Knightsbridge Management accrued a fee of $2,548,000 from the Company in connection with the consummation of that transaction.

     For the years ended December 31, 1997, 1996 and 1995, the Company paid or accrued approximately $2,385,000, $2,548,000 and $3,900,000 in transaction fees and expenses to Knightsbridge Management related to the Washington National Insurance Company, UC Life and SW Financial transactions, respectively. During 1997 and 1996, certain of the Company's affiliates and subsidiaries paid management fees to Knightsbridge Management amounting to $5,325,000 and $3,333,000, respectively. SW Financial and UC Life incurred Knightsbridge Management investment advisory fees totaling approximately $4,358,000, $2,426,000 and $0 during 1997, 1996 and 1995, respectively. In addition, the Company received a $1,000,000 stand-by commitment fee from SW Financial in 1996 for contingent financing on a real estate transaction. SW Financial did not draw upon the commitment.

THE KNIGHTSBRIDGE RESTRUCTURING PLAN AND RELATED LITIGATION SETTLEMENT

     In February 1996, Messrs. Stone and Fickes began discussions with the PennCorp Board on a means of consolidating their outside business interests, including the Knightsbridge Fund, under PennCorp. Subsequently, Messrs. Stone and Fickes and the members of the Knightsbridge and Compensation Committees of the Board of Directors developed a plan to enable PennCorp to manage the Knightsbridge Fund and to provide Messrs. Stone and Fickes with a compensation program that offers them compensation opportunities with economic interests aligned with stockholders generally and that provides incentives for each to make a full-time commitment to PennCorp.

     The components of the Knightsbridge restructuring plan were as follows:

     - The adoption of compensation arrangements pursuant to which Messrs. Stone and Fickes entered into five-year employment agreements with PennCorp.

     - The acquisition by PennCorp of the interests of Messrs. Stone and Fickes in the Knightsbridge Fund, Knightsbridge Management, Knightsbridge Capital and Knightsbridge Consultants L.L.C. ("Knightsbridge Consultants"), the asset management subsidiary of Knightsbridge Management (collectively, "The Fickes and Stone Knightsbridge Interests").

     - The acquisition by PennCorp from the Knightsbridge Fund and Messrs. Stone and Fickes of their respective holdings of common stock and common stock warrants of SW Financial (collectively, the "SW Financial Controlling Interest").

     On December 31, 1997, PennCorp's stockholders approved the purchase of The Fickes and Stone Knightsbridge Interests and the SW Financial Controlling Interest.

     Acquisition of The Fickes and Stone Knightsbridge Interests. On January 5, 1998 PennCorp acquired The Fickes and Stone Knightsbridge Interests in exchange for PennCorp's agreement to make annual cash payments ranging from $330,000 to $301,000 to each of Messrs. Stone and Fickes commencing on the date of consummation of the purchase of The Fickes and Stone Knightsbridge Interests and on each April 15 thereafter, commencing April 15, 1998 and ending on April 15, 2001 and to deliver to each of Messrs. Stone and Fickes on April 15, 2001, 173,160 shares of PennCorp Common Stock (subject to adjustment for stock splits, reverse stock splits and similar transactions). In addition, Messrs. Stone and Fickes (i) retained their right to receive, under the circumstances specified in the Knightsbridge Fund's limited partnership agreement, their portion of the general partner's 20% share of the profits earned by the limited partners of the Knightsbridge Fund on the fund's $23,000,000 investment in SW Financial and on the Knightsbridge Fund's $1,000,000 investment in Portsmouth Financial Group, Inc. ("Portsmouth"), which owns a viatical settlement company and which was the Knightsbridge Fund's only other investment as of April 15, 1996, the effective date of the Knightsbridge restructuring plan, (ii) withdrew the balance in their capital accounts in Knightsbridge Management as of December 31, 1995 and, in addition, received in cash approximately $135,000 in the aggregate, which equalled their share of Knightsbridge Management's net distributable income from January 1, 1996 through April 15, 1996 and (iii) retained their common equity interests in Portsmouth, which were originally purchased for approximately $2,150,000 as part of their co-investment requirement as members of the general partner of the Knightsbridge Fund. SW Financial has agreed to make up to a $10,000,000 preferred equity investment in Portsmouth. To date, SW Financial has made an aggregate investment of $5,750,000 in Portsmouth. As part of the Amended Proposed Settlement, Messrs. Stone and Fickes have agreed that if there is a definitive agreement entered into during the twelve months ending November 25, 1998 for the sale of Portsmouth, they will pay over to PennCorp any consideration which they receive upon such sale with respect to their personal investment in Portsmouth in excess of $3,450,000 in the aggregate (115% of $3,000,000, which amount was originally intended to be paid by Portsmouth to repurchase the investment in Portsmouth of Messrs. Stone and Fickes).

     Acquisition of the SW Financial Controlling Interest. On January 2, 1998, the Company purchased the SW Financial Controlling Interest. The amount of the final purchase price is dependent upon approval of the Amended Proposed Settlement. The parties have agreed that if the Amended Proposed Settlement is approved, Messrs. Stone and Fickes will cancel their SW Financial common stock warrants for no consideration and the Company will acquire the SW Financial Controlling Interest from the Knightsbridge Fund and Messrs. Stone and Fickes for approximately $73,777,000 in cash (not including expenses) (the "Base Purchase Price"). In addition, if, during the 12 months ending November 25, 1998, the Company enters into a definitive agreement to sell SW Financial (directly or in connection with a sale of the Company or its assets substantially as a whole), or its constituent parts, the Company will pay the holders of the SW Financial Controlling Interest, including Messrs. Stone and Fickes, a one-time "price protection" payment under the circumstances described below. However, if the Amended Proposed Settlement is not approved, Messrs. Stone and Fickes will retain their SW Financial warrants and the Company will purchase the SW Financial Controlling Interest for approximately $77,444,000 (the "Revised Base Purchase Price"). In addition, if, during the 12 months ending November 25, 1998, the Company enters into a definitive agreement to sell SW Financial (directly or in connection with a sale of the Company or its assets substantially as a whole), or its constituent parts, the Company will pay the holders of the SW Financial Controlling Interest, including Messrs. Stone and Fickes, a one-time "price protection" payment under the circumstances described below.

     If during the 12 months ending November 25, 1998 the Company enters into a definitive agreement to sell SW Financial as a whole, the amount to be paid to the holders of the SW Financial Controlling Interest (including Messrs. Stone and Fickes) for the purchase price protection right will be calculated based upon amounts received by the Company for its SW Financial common stock in excess of $298,718,000, which is approximately 115% of $259,755,000 (the equity value of SW Financial implied by the Base Purchase Price), multiplied by 31.10% if the Amended Proposed Settlement is approved or multiplied by 32.79% if the Amended Proposed Settlement is not approved. If during the 12 months ending November 25, 1998 the Company enters into a definitive agreement to sell constituent parts of SW Financial, the holders of the SW Financial Controlling Interest will receive 31.10% of the proceeds in excess of 115% of the portion of the Base Purchase Price allocable to the constituent part being sold if the Amended Proposed Settlement is approved or 32.79% of the proceeds in excess of 115% of the portion of the implied equity value of SW Financial allocable to the constituent part being sold if the Amended Proposed Settlement is not approved. If during the 12 months ending November 25, 1998 the Company enters into a definitive agreement to sell SW Financial in connection with a sale of the Company, the amount to be paid to the holders of the SW Financial Controlling Interest (including Messrs. Stone and Fickes) for the purchase price protection right will be calculated based upon the product of (i) (x) 2,092,023 ($67,500,000, the purchase price of the SW Financial Controlling Interest if the original proposed settlement had been approved, divided by $32.25, the price of the PennCorp Common Stock at March 31, 1997, the time the consummation of the purchase of the SW Financial Controlling Interest had been anticipated to occur) if the Amended Proposed Settlement is approved or (y) 2,156,186 ($69,537,000, the purchase price of the SW Financial Controlling Interest if the original proposed settlement had not been approved, divided by $32.25) if the Amended Proposed Settlement is not approved, and (ii) the per share consideration for the sale of the Company in excess of $37.09, which represents 115% of $32.25, less (iii)(x) $6,277,000 (which represents the difference between the Base Purchase Price and the purchase price of the SW Financial Controlling Interest had the original proposed settlement been approved) if the Amended Proposed Settlement is approved or (y) $7,907,000 (which represents the difference between the Revised Base Purchase Price and the purchase price of the SW Financial Controlling Interest had the original proposed settlement been approved) if the Amended Proposed Settlement is not approved.

     If the Amended Proposed Settlement is approved, Messrs. Stone and Fickes will share $20,369,000 (or approximately 27.6%) of the Base Purchase Price, plus any payment made in respect of the purchase price protection right. Of their $20,369,000 portion of the Base Purchase Price, approximately $12,880,000 will be paid to them by the Company in respect of their $7,000,000 personal investment in SW Financial and approximately $7,489,000 will be paid to them by the Knightsbridge Fund in accordance with its agreement of limited partnership. If the Amended Proposed Settlement is not approved, Messrs. Stone and Fickes will share $24,775,000 (or approximately 32.0%) of the Revised Base Purchase Price, and will receive their proportionate share of any payment made in respect of the purchase price protection right. Of their $24,775,000 portion of the Revised Base Purchase Price, approximately $17,471,000 will be paid to them by the Company in respect of their $7,000,000 personal investment in SW Financial (including their SW Financial warrants) and approximately $7,305,000 will be paid to them by the Knightsbridge Fund in accordance with its agreement of limited partnership. From these amounts, Messrs. Stone and Fickes have agreed to pay Mr. Greenberg $728,765 if the Amended Proposed Settlement is approved and $732,392 if the Amended Proposed Settlement is not approved.

     On January 2, 1998, the Company made all payments to Messrs. Stone and Fickes and the Knightsbridge Fund based on the assumed approval of the Amended Proposed Settlement.

     Proposed Settlement of Shareholder Litigation. As discussed above, on January 11 and January 25, 1996, shareholder derivative suits relating to the SW Financial Investment were initiated against the Company and the members of the PennCorp Board. The defendants in the Tozour case have filed a motion seeking its dismissal on the ground that the plaintiff failed to comply with the requirements of Delaware law before instituting a derivative suit, and intend to defend the lawsuit vigorously. Because the defendants have not been served with the Miller complaint, no action has been taken in that case, although the defendants would also defend it vigorously. The defendants believe, however, that it would not be in the best interests of PennCorp and its shareholders to expend considerable management and director time and to incur substantial expenses to litigate these actions. Consequently, PennCorp's legal advisors have met or spoken by telephone with the plaintiffs' counsel on several occasions to discuss the terms of a potential settlement.

     On December 1, 1997, the defendants and the plaintiffs' counsel agreed in principle to the terms of a settlement proposal, which superseded and replaced an earlier stipulation of settlement entered into on March 28, 1997. The PennCorp Board concluded that it would be appropriate to amend the original proposed settlement and adjust the amount paid to the Knightsbridge Fund for the SW Financial Controlling Interest in order to compensate the limited partners for, among other things, the unexpected and substantial delay in the consummation of the purchase of the SW Financial Controlling Interest. The Amended Proposed Settlement consists of the following principal elements: (i) Messrs. Stone and Fickes will cancel the 335,564 SW Financial common stock warrants they hold for no consideration enabling PennCorp to purchase the SW Financial Controlling Interest for $73,770,000, reducing the price to be paid by PennCorp for the SW Financial Controlling Interest by approximately $3,667,000,
(ii) the PennCorp Board will proceed with the purchase of The Fickes and Stone Knightsbridge Interests, having received a fairness opinion of a nationally recognized investment banking firm with respect to the price to be paid for The Fickes and Stone Knightsbridge Interests, (iii) the PennCorp Board will proceed with the acquisition of the SW Financial Controlling Interest, having received a fairness opinion of a nationally recognized investment banking firm with respect to the price to be paid for the SW Financial Controlling Interest, (iv) the PennCorp Board will submit the purchases of The Fickes and Stone Knightsbridge Interests and the SW Financial Controlling Interest to a shareholder vote of a majority of the PennCorp stockholders present at a meeting and entitled to vote, and stockholders must approve both transactions, (v) Messrs. Stone and Fickes will abstain from voting on the proposals to approve the purchase of The Fickes and Stone Knightsbridge Interests and the SW Financial Controlling Interest, and
(vi) the plaintiffs' counsel will be entitled to conduct confirmatory discovery. The Amended Proposed Settlement also recognizes PennCorp's obligation to provide a one-time "price protection payment" associated with a disposition of the SW Financial Controlling Interest by PennCorp during the 12-month period ending November 25, 1998 and Messrs. Stone's and Fickes' obligation to grant PennCorp a price protection right in the event of a sale of their Portsmouth investment as described in "-- Acquisition of The Fickes and Stone Knightsbridge Interests." Shareholders approved the purchase of The Fickes and Stone Knightsbridge Interests and the SW Financial Controlling Interest on December 31, 1997, plaintiffs' counsel have concluded their confirmatory discovery, and a hearing on the Amended Proposed Settlement is scheduled before the Delaware Chancery Court on May 12, 1998.

                       INDEBTEDNESS OF EXECUTIVE OFFICERS

     On September 8, 1997, the Company loaned each of Messrs. McDermott, Silverman and Prager, executive officers of the Company, $310,380, to finance their purchase of 10,000 shares each of the Company's Common Stock, and Charles Lubochinski, an executive officer of the Company, $163,630 to finance his purchase of 5,000 shares of the Company's Common Stock. Each of the above loans is due and payable (absent the earlier occurrence of certain specified contingencies) on September 8, 2002, bears interest at the rate of 6.23% per annum and is secured by a pledge of the shares of Common Stock purchased with the loan proceeds. These loans were made on a non-recourse basis. As of March 31, 1998, Messrs. McDermott, Silverman and Prager owed $321,134 in unpaid principal and accrued interest, and Mr. Lubochinski owed $169,300 in unpaid principal and accrued interest.

     On September 8, 1997, Knightsbridge Management loaned each of Messrs. Stone and Fickes, executive officers and directors of the Company, $1,510,000 to finance their purchase of 50,000 shares each of the Company's Common Stock. The loans accrued interest at the rate of 6.23% per annum and were secured by a pledge of the shares of Common Stock purchased with the loan proceeds. Messrs. Stone and Fickes have repaid these loans in full.

     The Company also guaranteed a bank line of credit of up to $10,000,000 in the aggregate to permit Messrs. Fickes and Stone to make their side-by-side investments required as members of the general partner of the Knightsbridge Fund. The Company's guarantee was secured by a pledge by Messrs. Stone and Fickes of 250,000 shares of Southwestern Financial Corporation, 2,600 shares of ACO Brokerage Holdings Common Stock, and each of their 27.5% interest in Knightsbridge Management's net distributable income. In conjunction with the consummation of the Knightsbridge restructuring, Messrs. Stone and Fickes repaid their lines of credit and the guarantees were terminated on January 5, 1998.

     On September 30, 1997, the Company loaned Mr. Silverman $100,000. The loan bears interest at the rate of 6.34% per annum, is due and payable on September 30, 2002, and is secured by a second mortgage on Mr. Silverman's residence. As of March 31, 1998, the outstanding principal and accrued interest on Mr. Silverman's loan was $103,144. On January 27, 1995, the Company loaned $30,000 to Mr. McDermott, which loan bears interest at the rate of 7.2% per annum and is due and payable on demand. As of March 31, 1998, the outstanding principal and accrued interest on Mr. McDermott's loan was $36,853. The above loans to Messrs. Silverman and McDermott were made as part of their respective relocation to the Bethesda, Maryland office of the Company.

     On March 5, 1998, Knightsbridge Management loaned each of Messrs. McDermott, Silverman, Prager and Lubochinski $146,250 and Elizabeth Malone, an executive officer of the Company, $32,175, to be used to pay tax obligations on stock awards made to each of them on October 31, 1997. These loans bear interest at rate of 5.39% per annum and are due and payable on March 5, 2001, with interest payable in arrears starting on March 5, 1999. The unpaid principal and accrued interest as of March 31, 1998 was $146,790 for Messrs. McDermott, Silverman, Prager and Lubochinski and $32,294 for Ms. Malone.

     The largest aggregate amount outstanding at any time with respect to the loans (including the guarantee on the bank line of credit) for Messrs. Stone and Fickes were $6,240,670 and $4,210,866, respectively. The largest aggregate amount outstanding at any time through March 31, 1998 with respect to the loans set forth above for Mr. McDermott was $504,777; Mr. Prager was $467,924; Mr. Lubochinski was $316,090; Mr. Silverman was $571,068 and Ms. Malone was $32,294.

OTHER RELATIONSHIPS

     Maurice W. Slayton, a director of the Company, is the President, Chief Executive Officer and a Director of Conning & Company ("Conning") and President of Conning Corporation, the parent of Conning. Conning provides portfolio management and related services for a portion of the investment assets of the Company's insurance subsidiaries. In 1997, Conning earned aggregate fees, including reimbursement of actual out-of-pocket expenses, in the approximate amount of $1,083,005 for investment management services.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

1997 SENIOR EXECUTIVE COMPENSATION

     Each of Messrs. Stone and Fickes were compensated in 1997 pursuant to the terms of their employment agreements.

     Base Salary. Effective as of April 15, 1996, each of Messrs. Stone and Fickes began receiving an annual base salary of $750,000, which represents approximately the 67th percentile for the average of the 1995 salaries paid to the top two executives at the comparison companies selected by the Compensation Committee's compensation consultant. The Compensation Committee selected the 67th percentile based on its belief that Messrs. Stone and Fickes are critical to the Company's continuing success and should receive above average compensation. The Compensation Committee recently reviewed Messrs. Stone's and Fickes' annual base salaries to determine whether an increase is appropriate based on competitive industry practices. As a result of such review, Messrs. Stone's and Fickes' annual base salaries were increased to $800,000 effective January 1, 1998.

     Annual Bonus Opportunity. Messrs. Stone and Fickes participate in the Company's 1996 Senior Executive Annual Incentive Award Plan (the "Incentive Plan"), pursuant to which each is eligible to receive an annual cash bonus if the Company meets or exceeds pre-established performance goals, which for 1997 were based on a targeted growth rate in annual compounded earnings per share (calculated on a fully-diluted basis without regard to investment gains or losses) ("EPS"). The target bonus amount for a 1997 EPS increase of 15% over 1996 EPS was set at $800,000, which reflected the 67th percentile for the average of the 1995 bonuses for the two most senior executives at the comparison companies selected by the Compensation Committee's compensation consultant. Based on 1997 results, Messrs. Stone and Fickes did not receive an award under the Incentive Plan.

     Stock Option Awards. In connection with their employment agreements, each of Messrs. Stone and Fickes received a grant of options in April 1996 to purchase up to 559,000 shares of Common Stock under the Stock Plan. Of those options, (i) 250,000 options have an exercise price of $28.875 per share (fair market value based on the closing price of the Common Stock on the New York Stock Exchange ("NYSE") on April 15, 1996, the effective date of their employment agreements), (ii) 103,000 options have an exercise price of $31.762 per share (110% of fair market value as of April 15, 1996), (iii) 103,000 options have an exercise price of $34.939 per share (121% of fair market value as of April 15, 1996) and (iv) 103,000 options have an exercise price of $38.404 per share (133% of fair market value as of April 15, 1996). All such options vest in four equal annual installments on each April 15, beginning April 15, 1997, and expire on April 15, 2001. Given the grant of options to Messrs. Stone and Fickes in 1996 in connection with their employment agreements, no new stock awards or stock option grants were made to Messrs. Stone and Fickes in 1997 other than replacement options to purchase 225,000 shares and 285,000 shares, respectively, following the exercise of previously granted warrants. As part of the exercise of such warrants, Messrs. Stone and Fickes agreed to a four-year non-compete restriction which would cause Messrs. Stone and Fickes to forfeit the shares received pursuant to the exercise of their warrants for engaging in activity which is competitive with the Company. In consideration for agreeing to such restriction, Messrs. Stone and Fickes were issued 28,169 and 35,727 additional shares of restricted stock, respectively.

     Compensation Philosophy. The Compensation Committee's philosophy is to identify executive compensation with the interests of stockholders and promote and support the Company's entrepreneurial character by providing the opportunity for senior management to earn significant compensation if significant value is created for stockholders. The Compensation Committee believes that executive officers should share in the risks and rewards experienced by, and therefore share the perspectives of, stockholders. Accordingly, ownership of the Company's stock is encouraged and the members of the Compensation Committee believe that those executives most able to affect changes in stockholder value should receive compensation weighted toward incentives, such as stock options, that offer the opportunity for significant economic gain based on the performance of the Company's stock over a several year horizon, balanced with appropriate base salary and annual bonus opportunities, which reward short-term performance. Consistent with this philosophy, the Company granted stock options and loaned money to certain of the senior executive officers in 1997 which loans were used by such officers to purchase shares of the Company's common stock. See "INDEBTEDNESS OF EXECUTIVE OFFICERS."

     Section 162(m). It is the Company's policy to take all reasonable steps to obtain the maximum deduction available for compensation paid to its executives.

Compensation Committee:

Kenneth Roman, Chairman
Bruce W. Schnitzer
David C. Smith
Allan D. Greenberg

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1997, the Compensation Committee consisted of Messrs. Roman, Schnitzer, Smith and Greenberg. (The Compensation Committee currently consists of Messrs. Roman, Greenberg and Player.) Mr. Greenberg became a member of the Compensation Committee on September 21, 1995. In 1997, ADG Insurance Advisors, Inc., of which Mr. Greenberg is Chairman, earned aggregate consulting fees, excluding reimbursement of actual out-of-pocket expenses, of $222,000 for services in connection with the Company's acquisition, reinsurance and other activities. Mr. Greenberg formerly owned a 5% interest in Knightsbridge Capital. Messrs. Stone and Fickes have purchased Mr. Greenberg's interest in Knightsbridge Capital in connection with the restructuring of the relationships between the Company and the Knightsbridge Fund.

     Bruce W. Schnitzer, a director of the Company, is a managing member of Wand Partners L.L.C. ("Wand Partners"), and an owner of Wand Partners Inc., a private investment firm. Two limited partnerships controlled by Wand Partners and Wand (Acordia) Partners L.L.C. invested an aggregate of $28,000,000 in the common stock of ACO Brokerage Holdings Corporation as part of the Acordia transaction. Wand Partners Inc. received aggregate commitment and financial advisory fees of approximately $2,000,000 from ACO Brokerage Holdings Corporation in connection with that transaction. In addition, the Company is a limited partner in a partnership controlled by Wand Partners (the "Wand Fund"), and invested (through one of its subsidiaries) $2,000,000 in ACO Brokerage Holdings Corporation through the Wand Fund. The general partner of the Wand Fund is entitled to receive 20% of the profits earned by its limited partners, including the Company, on their investment in ACO Brokerage Holdings Corporation, after they have been repaid their capital contributions to the partnership, assuming a 9% preferred rate of return has been achieved on their capital. The Wand Fund has agreed to offer the Company's $2,000,000 limited partnership interest in ACO Brokerage Holdings Corporation to its other limited partners, so that the Company's common stock investment in ACO Brokerage Holdings Corporation will be limited to its $5,000,000 co-investment. The Company has assumed a "promote" agreement between Messrs. Stone and Fickes and Wand Partners pursuant to which Wand Partners will be entitled to receive 20% of the profits earned with respect to $2,000,000 of the $5,000,000 co-investment. For further information regarding the Acordia Transaction, see "-- The PennCorp/Knightsbridge
Relationship -- Transactions Involving the Knightsbridge Fund and
PennCorp -- The Acordia Transaction."

     As of December 31, 1997, the Company invested a total of $7,500,000 in transactions sponsored by Wand Partners (including the $2,000,000 investment in ACO Brokerage Holdings Corporation). The Company has committed to invest up to an additional $13,000,000 in future transactions sponsored by the Wand Fund. In addition, the Company has purchased approximately $5,480,000 in limited partnership interests in other limited partnerships affiliated with Wand Partners. The Company accrued fees of approximately $163,645 to Wand Partners and related entities for 1996 and $444,000 for the period from January 1, 1997 through December 31, 1997. As of January 1, 1998, the Company's annual commitment fee obligation to Wand Partners and related entities is approximately $451,000 per annum, subject to offset under certain circumstances.

                            STOCK PERFORMANCE GRAPH

               MEASUREMENT PERIOD
             (FISCAL YEAR COVERED)                    S&P 500           S&P LIFE          PENNCORP
12/31/92                                                    100.00            100.00            100.00
12/31/93                                                    110.01            101.29            113.94
12/31/94                                                    111.51             84.08             76.40
12/31/95                                                    153.27            120.41            172.14
12/31/96                                                    188.36            147.22            211.36
12/31/97                                                    251.13            187.42            210.75

     The above graph compares the performance of the Company's Common Stock with that of the S&P 500 Composite Index and the S&P Life Insurance Index over a measurement period beginning on December 31, 1992. Total stockholder return is calculated using the change in the stock price or index levels from the beginning of the measurement period, adjusted for the reinvestment of dividends on a quarterly basis. The comparison of total return on investment assumes that $100 was invested on December 31, 1992 in each of the Company, the S&P 500 Composite Index, and the S&P Life Insurance Index, with the latter two investments weighted on the basis of market capitalization.

                             EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION

     The following table sets forth, for the fiscal years ended December 31, 1995, 1996 and 1997, the cash compensation as well as certain other compensation paid to or earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for those years.

                                                                          LONG-TERM COMPENSATION
                             ANNUAL COMPENSATION                         -------------------------
                          --------------------------        OTHER         RESTRICTED    SECURITIES      ALL OTHER
   NAME AND PRINCIPAL            SALARY      BONUS         ANNUAL           STOCK       UNDERLYING    COMPENSATION
        POSITION          YEAR     ($)        ($)      COMPENSATION(6)   AWARDS($)(7)   OPTIONS(#)       ($)(8)
   ------------------     ----   -------   ---------   ---------------   ------------   ----------   ---------------
David J. Stone --         1997   750,000          --        60,168          908,450      225,000          11,869
  Chairman of the Board   1996   687,495     860,000            --               --      559,000          11,869
  and Chief Executive     1995   408,340   1,150,000            --               --           --          11,784
  Officer(1)
Steven W. Fickes --       1997   750,000          --            --        1,152,196      285,000          11,869
  President and Chief     1996   687,495     860,000            --               --      559,000          11,869
  Financial Officer(2)    1995   408,340   1,000,000            --               --       60,000          11,784
James P. McDermott --     1997   225,000      18,750            --           46,666       10,000          11,869
  Senior Vice
     President(3)         1996   187,500     150,000            --               --       50,000          11,869
                          1995   150,000     150,000            --               --           --          11,784
Michael J. Prager --      1997   225,000      18,750            --           83,915       10,000          11,869
  Senior Vice President   1996   187,500     150,000            --               --       50,000          11,869
  and Senior Financial    1995   150,000     180,000            --               --           --         265,153
  Officer(4)
Scott D. Silverman --     1997   225,000      18,750            --           42,248       10,000          66,120
  Senior Vice President,  1996   187,500     150,000            --               --       50,000          55,725
  General Counsel and     1995   118,750     230,000            --               --           --           9,133
  Secretary(5)

---------------

(1) All compensation shown under Annual Compensation for 1996 and 1997 was paid pursuant to Mr. Stone's Employment Agreement. See "-- Employment Agreements."

(2) All compensation shown under Annual Compensation for 1996 and 1997 was paid pursuant to Mr. Fickes' Employment Agreement. See "-- Employment Agreements."

(3) Mr. McDermott became an executive officer of the Company in September 1995. The table above reflects all of Mr. McDermott's 1995 compensation.

(4) Mr. Prager became an executive officer of the Company in September 1995. The table above reflects all of Mr. Prager's 1995 compensation.

(5) Mr. Silverman became an executive officer of the Company in January 1994.

(6) The amount reflected for 1997 includes reimbursement of $45,225 for automobile and driver and $14,943 for personal financial and tax counseling services paid under the terms of Mr. Stone's Employment Agreement.

(7) Represents value, based on closing price of $32.25 on grant date of March 31, 1997, as reported by NYSE, of shares of restricted stock of 28,169, 35,727, 1,447, 2,602 and 1,310 shares for Messrs. Stone, Fickes, McDermott, Prager and Silverman, respectively made in consideration of Named Executive Officers' agreement to a four year non-compete restriction on stock received upon exercise of stock options or warrants granted under the Company's 1992 Stock Option or 1992 Senior Management Warrant Award Program and the restricted stock award indicated herein. See -- "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values." The Named Executive Officers are entitled to dividends on their restricted stock in the form of additional restricted stock. At December 31, 1997, the aggregate number of restricted stock held by Messrs. Stone, Fickes, McDermott, Prager and Silverman (including accrued dividends) was 141,466, 179,425, 7,266, 13,068 and 6,581, respectively. The aggregate value at December 31, 1997, of the restricted stock held by Messrs. Stone, Fickes, McDermott, Prager and Silverman was $5,048,639, $6,403,319, $259,309, $466,371, and $234,863,
    respectively.

(8) Except as noted below, represents (a) matching and (b) profit sharing contributions made to the Company's 401(k) retirement and profit sharing plan for 1997: (Mr. Stone: $4,750 and $7,119, respectively; Mr. Fickes:
    $4,750 and $7,119, respectively; Mr. McDermott: $4,750 and $7,119, respectively; Mr. Prager: $4,750 and $7,119, respectively; and Mr.
    Silverman: $2,816 and $7,119, respectively.) In the case of Mr. Silverman, the amount reflected for 1997 also includes reimbursement of relocation expenses of $56,185.

     The following table shows options and warrants granted to the Named Executive Officers during the fiscal year ended December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS
                                 -----------------------------------------------------------
                                    NUMBER OF         % OF TOTAL
                                   SECURITIES          OPTIONS
                                   UNDERLYING         GRANTED TO      EXERCISE                   GRANT DATE
                                 OPTIONS GRANTED      EMPLOYEES        PRICE      EXPIRATION    PRESENT VALUE
             NAME                      (#)          IN FISCAL YEAR     ($/SH)        DATE         ($)(2)(3)
             ----                ---------------    --------------    --------    ----------    -------------
David J. Stone(1)..............      225,000             30.9           32.25      04/15/99       1,549,125
Steven W. Fickes(1)............      285,000             39.2           32.25      04/15/99       1,962,225
James P. McDermott(1)..........       10,000             1.37           32.25      04/15/99          68,850
Michael J. Prager(1)...........       10,000             1.37           32.25      04/15/99          68,850
Scott D. Silverman(1)..........       10,000             1.37           32.25      04/15/99          68,850

---------------

(1) Represents option grants on March 31, 1997 under the terms of the Stock Plan to replace previously granted options or warrants exercised on March 31, 1997. The options automatically vest upon a "change of control." In the event of the death, or termination of a participant's employment by the Company other than for "cause", all unexercisable stock options held as of the date of the death or termination of employment shall become immediately exercisable and all exercisable options shall remain exercisable until: (i) ninety-days following the participant's death or termination of employment, or (ii) the date the option expires, whichever is earlier. In the event of the termination of a participant's employment for "cause", all exercisable and unexercisable stock options shall be forfeited.

(2) Based on the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. Assumptions used in calculating grant date present value under the Black-Scholes model include stock price volatility at grant date, risk-free rate of return at grant date, annual dividend yield at grant date, option term from grant date and closing stock price at grant date. See Note 3 below.

(3) The following assumptions were used to calculate the Grant Date Present Value using the Black-Scholes option pricing model: stock price volatility at grant date of 29.35%; risk-free rate of return at grant date of 5.32%; annual dividend yield of .62%; term of 24.5 months from grant date; and closing stock price at grant date of $32.25 per share.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                             SHARES                       OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                            ACQUIRED       VALUE            YEAR-END (#)             FISCAL YEAR-END ($)(3)
                           ON EXERCISE   REALIZED    ---------------------------   ---------------------------
                             (#)(1)       ($)(2)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                           -----------   ---------   -----------   -------------   -----------   -------------
David J. Stone...........    112,674     3,633,750     139,750        644,250        546,195       2,412,132
Steven W. Fickes.........    142,907     4,608,750     139,750        704,250        546,195       2,618,412
James P. McDermott.......      5,786       186,603      12,500         47,500         45,288         170,245
Michael J. Prager........     10,407       335,625      12,500         47,500         45,288         170,245
Scott D. Silverman.......      5,241       169,025      12,500         47,500         45,288         170,245

---------------

(1) Shares received pursuant to cashless stock-for-stock exercise of options or warrants granted to Named Executive Officers pursuant to Company's 1992 Stock Option Plan or 1992 Senior Management Warrant Award Program. The Named Executive Officers have agreed to have these shares subject to a four year non-compete restriction for which they received an additional restricted stock grant, which restricted stock is reflected under the Restricted Stock Award column of the Executive Compensation table set forth above. See
    "-- EXECUTIVE COMPENSATION -- Summary of Executive Compensation."

(2) Based on the closing price of the Common Stock of $32.25 per share on March 31, 1997, as reported by NYSE.

(3) Based on the closing price of the Common Stock of $35.688 per share on December 31, 1997, as reported by the NYSE.

EMPLOYMENT AGREEMENTS

     In June 1996, but effective as of April 15, 1996, each of Messrs. Stone and Fickes entered into a five-year employment agreement with the Company. These agreements reflect a three-part compensation program:

     Base Salary -- $750,000 per year (subject to annual review for possible increase).

     Annual Incentive Bonus -- Base minimum annual target bonus opportunity of $800,000 per year if the Company meets or exceeds pre-established performance goals, which for 1996 and 1997 was based on a targeted growth rate in annual compounded earnings per share of 15%.

     Initial Stock Option Awards

          (i) 250,000 options with an exercise price of $28.875 per share;

          (ii) 103,000 options with an exercise price of $31.762 per share;

          (iii) 103,000 options with an exercise price of $34.939 per share; and

          (iv) 103,000 options with an exercise price of $38.404 per share.

All the initial options granted in accordance with the employment agreements will vest and become exercisable, except as otherwise described in this paragraph, in four equal installments on each April 15, commencing April 15, 1997, and will expire on April 15, 2001. In the event of the death or disability (as defined) of the executive, all unexercisable options immediately will vest and become exercisable and all the vested and unexercisable options held by the executive on the date of death or termination of employment will remain exercisable until the end of the option term or the end of the one-year period following such death or the termination of employment, whichever is earlier. In the event of the termination of the executive's employment by the Company without "cause", by the executive for "good reason" or by the Company or the executive following a "change of control" (in each case, as defined), all unexercisable options immediately will vest and become exercisable and all vested and unexercisable options held by the executive on the date of the termination of employment will remain exercisable until the end of the option term. In the event of the termination of employment by the Company for "cause", the executive will forfeit all previously unexercised and unexercisable stock options granted pursuant to the employment agreement. In the event of a termination of employment by the executive other than for "good reason", all vested and exercisable options held by the executive on the date of such termination of employment will remain exercisable until the earlier of the end of the option term or the end of the six-month period following the termination of employment. The foregoing discussion addresses the consequences of termination of employment with respect only to the options initially granted under the employment agreement.

     The employment agreements for Messrs. Stone and Fickes also provide that if employment is terminated due to death, the executive's estate will receive any annual salary or similar amounts (but not bonus) earned but not paid prior to the date of death, plus any additional death benefits provided under the Company's other benefit plans and programs. In the event of the termination of employment due to disability, in addition to any other benefits provided under the Company's otherwise applicable plans and programs and the right to continue to participate in the Company's employee benefit plans until reaching age 65, the executive will receive (i) any salary or similar amounts (not bonus) earned but not paid prior to the date of termination of employment, plus (ii) in periodic installments until the last day of the month in which the employee reaches age 65, an annual amount equal to 60% of the executive's base salary in effect on the date of the termination of employment, less the amount of any disability benefits (other than those attributable to the executive's contributions) provided under the Company's disability plan, plus (iii) a pro rated bonus for the year in which termination of employment occurs based on an amount equal to the product of the average percentage of the executive's base salary paid to the executive as an incentive bonus for the two calendar years immediately preceding the termination of employment. In the event of termination of employment without cause or for good reason, in addition to continuing to participate in the employee benefit plans of the Company until the earlier of the end of the period for which payments are made under the agreement or the date the executive receives equivalent coverage and benefits from a subsequent employer, the executive will receive (i) any salary or similar amounts (but not bonus) earned but not paid prior to the date of termination of employment, plus

(ii) a lump sum payment equal to the executive's base salary, at the annualized rate in effect on the date of termination of employment, for the longer of the end of the term of the employment agreement or 24 months (unless termination of employment follows a change in control, such amount to be discounted using a discount rate based on the applicable long-term federal rate published by the Internal Revenue Service (the "IRS") for the month in which termination of employment occurs), plus (iii) an amount equal to the same percentage of the executive's base salary as the average of the annual incentive bonuses paid to the executive for the two calendar years immediately preceding the date of termination of employment was as a percentage of base salary in each such year. In the event of a termination of employment following a change of control, the executive will receive the same benefits as for termination without cause, or if the executive resigns without good reason, the executive will be entitled to receive only base salary and similar amounts (but not bonus) earned but not paid prior to the termination of employment.

     The employment agreements also provide that Messrs. Stone and Fickes will not engage in any "competitive activity" (as defined) during the term of the agreements or, in the event of a voluntary termination of employment by the executive, for a six-month period following the termination of employment. In addition, during the term of the agreements or, in the event of a voluntary termination of employment by the executive, for a one-year period following the termination of employment, the executive will not, directly or indirectly, solicit, negotiate with or enter into discussions with the shareholders or representatives of any business with which the Company has engaged in discussions to acquire, merge, or enter into a joint venture during the 12-month period immediately preceding the date of the termination of employment. Moreover, the executive will agree not to solicit (i) the Company's employees for 18 months following the termination of employment and (ii) the Company's agents, brokers or policyholders for 36 months following the termination of employment.

     Following the approval by the Company's shareholders of the purchase by the Company of The Fickes and Stone Knightsbridge Interests and the SW Financial Controlling Interest, Messrs. Stone and Fickes amended their employment agreements to provide that they shall not directly or indirectly engage in any Fund Competitive Activity (as that term is defined in amendment number 2 to the employment agreement) during (i) the term of employment, (ii) in the event of a voluntary termination of employment prior to the date on which the aggregate Investments (as defined in the Knightsbridge Fund Partnership Agreement) made by the Knightsbridge Fund in Portfolio Companies (as defined in the Knightsbridge Fund Partnership Agreement) equals or exceeds $92 million (the Fully Invested Date"), the one-year period following the date of the executive's termination of employment, or (iii) in the event of a voluntary termination of employment on or after the Fully Invested Date, the nine-month period following the Fully Invested Date or the six-month period following the date of the executive's termination of employment, whichever is longer.

     In November, 1997, the Company entered into Executive Retention Agreements ("Retention Agreement") with Messrs. McDermott, Lubochinski, Prager, and Silverman (each an "Executive"). Under the terms of the Retention Agreement, in the event an Executive's employment with the Company or successor is terminated by the Executive for "Good Reason" (as defined in the Retention Agreement) within three years following a "Change in Control" or a "Potential Change of Control" (each as defined in the Retention Agreement) or by the Company or successor without "Cause" (as defined in the Retention Agreement), the Executive will be entitled to: (A) an amount equal to the sum of (i) the Executive's accrued and unpaid salary, vacation and personal days as of the termination date, (ii) accrued and unpaid bonus, if any, for the Company's prior fiscal year and (iii) pro-rata annual bonus for the fiscal year in which the termination occurred; and (B) termination pay equal to two times the Executive's Annual Pay (as defined). In addition, all unexercisable stock options that are held by the Executive shall become immediately exercisable and all restrictions on restricted stock held by the Executive shall lapse, and such stock shall be fully vested. The Executive shall also be entitled to a lump sum payment equal to the Executive's unvested accrued benefit under any Company sponsored tax qualified retirement plan and group health, dental and life insurance plan coverage at Company's cost, for the Executive and his dependents for a period of the earlier of three years after termination of employment or when the Executive becomes covered under another employer plan providing similar benefits.

     The Executive shall continue (i) at the Company's election, as a full-time employee for up to six months following notice of termination ("Transition Period") and (ii) as a part-time casual employee of the Company for a period of one year following the later of notice of termination or the end of the Transition Period (the "Consulting Period"). During the Transition Period, the Executive shall continue to receive the same compensation and benefits as he did prior to termination, and shall receive a lump sum payment equal to the Annual Pay for services rendered during the Consulting Period. The Executive may also be entitled to a gross-up payment if any of the amounts payable to the Executive are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1976, as amended.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     Except as otherwise noted below, the following table sets forth, as of April 8, 1998, the ownership of the outstanding shares of Common Stock held by persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, by all directors of the Company, by the Named Executive Officers, and by the executive officers and directors of the Company as a group, and the percentage of the Common Stock represented thereby. Except as otherwise noted below, the Company believes that each director, Named Executive Officer, executive officer and over 5% stockholder shown below has sole voting and sole investment power with respect to all shares beneficially owned by them.

                                          AMOUNT AND NATURE OF
  NAME AND ADDRESS OF BENEFICIAL OWNER    BENEFICIAL OWNERSHIP    PERCENT OF CLASS
  ------------------------------------    --------------------    ----------------
The Mutuelles AXA(1)
  100-101 Terrasse Boieldieu............       3,316,460               11.7
  92042 Paris La Defense France
Princeton Services, Inc.(2)
  800 Scudder Mill......................       2,141,100                7.4
  Plainsboro, New Jersey 08536
Morgan Stanley, Dean Witter, Discover &
  Co.(3)
  1585 Broadway.........................       1,710,512                5.93
  New York, New York 10036
Massachusetts Financial Services
  Company(4)
  500 Boylston Street...................       1,905,871                6.6
  Boston, MA 02116
Legg Mason, Inc.(5)
  100 Light Street......................       1,519,059                5.26
  Baltimore, MD 21202

                                          AMOUNT AND NATURE OF
        NAME OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP    PERCENT OF CLASS
        ------------------------          --------------------    ----------------
Steven W. Fickes(6).....................         869,645                2.98
Lewis L. Glucksman(7)...................           1,000                   *
Allan D. Greenberg(8)...................         403,753                1.40
James P. McDermott(9)...................          41,699                   *
Thomas A. Player(10)....................           8,642                   *
Michael J. Prager(11)...................          47,618                   *
Kenneth Roman(12).......................           9,439                   *
Bruce W. Schnitzer(13)..................          44,190                   *
Scott D. Silverman(14)..................          42,581                   *
Maurice W. Slayton(15)..................           7,424                   *
David C. Smith(16)......................           9,815                   *
David J. Stone(17)......................       1,435,578                4.92
All directors and executive officers as
  a group(18)...........................       2,966,541                9.85

------------------------

 *  Represents less than 1%.

 (1) The Mutuelles AXA (consisting of AXA Assurances I.A.R.D. Mutuelle; AXA Assurances Vie Mutuelle; Alpha Assurances Vie Mutuelle; and AXA Courtage Assurance Mutuelle (formerly known as Uni Europe Assurance Mutuelle), as a group) and AXA-UAP parent holding company for AXA Sun Life & Provincial Holdings PLC (U.K.) and The Equitable Companies Incorporation. Each of the Mutuelles AXA and AXA-UAP, disclaim beneficial ownership of the shares shown above. The principal business office of (i) Alpha Assurances Vie Mutuelle is 100-101 Terrasse Boieldieu 92042 Paris La Defense France; (ii) AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21, rue de Chateaudun 75009 Paris France; (iii) AXA Courtage Assurance Mutuelle is 26, rue Louis le Grand 75002 Paris France; and (iv) AXA-UAP is 23, avenue Matignon 75008 Paris France. The Equitable Companies Incorporated is a parent holding company for The Equitable Life Assurance Society of the United States, an insurance company, a registered investment adviser and broker-dealer, Alliance Capital Management L.P., a registered investment adviser, Donaldson, Lufkin & Jenrette Securities Corporation, a registered investment adviser and broker-dealer and Wood, Struthers & Winthrop Management Corporation, a registered investment adviser. The principal business office of The Equitable Companies Incorporated is 787 Seventh Avenue, New York, New York 10019. Each of the foregoing subsidiaries of The Equitable Companies Incorporated operates under independent management and makes independent decisions. As of December 31, 1997 based on Schedule 13G/A filed with Securities and Exchange Commission ("SEC") on February 17, 1998, (i) AXA Sun Life & Provincial Holdings PLC has sole voting and dispositive power over 150,700 shares of Common Stock; (ii) The Equitable Life Assurance Society of the United States has sole voting and dispositive power over 14,500 shares of Common Stock; (iii) Alliance Capital Management, L.P. is deemed to have sole power to vote over 1,574,157 shares of Common Stock; shared power to vote over 958,848 shares of Common Stock and deemed to have sole power to dispose over 2,910,280 shares of Common Stock, including 185,255 shares of Common Stock issuable upon the conversion of the Company's $3.375 Convertible Preferred Stock; (iv) Donaldson, Lufkin & Jenrette Securities has sole voting power to vote and dispose of 72,996 shares of Common Stock, and shared power to dispose over 96,984 shares of Common Stock; and (v) Wood, Struthers & Winthrop Management Corporation has sole power to vote over 37,000 shares of Common Stock and sole power to dispose over 71,000 shares of Common Stock. The shares held by Alliance Capital Management, L.P. and Wood, Struthers & Winthrop Management Corp. were acquired solely for investment purposes on behalf of client discretionary investment advisory accounts. The shares held by AXA Sun Life & Provincial Holdings, PLC, The Equitable Life Assurance Society of the United States and Donaldson, Lufkin & Jenrette Securities Corporation were acquired solely for investment purposes.

 (2) The following information was provided by Princeton Services, Inc.("PSI"), as parent holding company for Merrill Lynch Asset Management L.P., d/b/a Merrill Lynch Asset Management ("MLAM"), an investment advisor registered under the Investment Advisors Act of 1940 and Merrill Lynch Capital Fund, Inc. ("Merrill Lynch Fund"), an investment company regulated under the Investment Company act of 1940 for which MLAM acts as investment adviser. As of December 31, 1997, based on Schedule 13G/A filed with SEC on February 4, 1998, (i) PSI may be deemed to share voting and dispositive power over 2,141,100 shares of Common Stock; (ii) MLAM has shared voting power and shared dispositive power over 2,141,100 shares of Common Stock and (ii) Merrill Lynch Fund has shared voting and dispositive power over 2,000,000 shares of Common Stock. The principal business office of PSI, MLAM and Merrill Lynch Fund is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

 (3) The following information was provided by Morgan Stanley, Dean Witter, Discover & Co. ("Morgan Stanley") for Morgan Stanley and MS Asset Management Limited, both of which are investment advisers registered under the Investment Advisors Act of 1940. As of December 31, 1997 based on
     Schedule 13G filed with the SEC on February 12, 1998, Morgan Stanley has
     (i) shared voting power as to 1,624,912 shares of Common Stock; and (ii) shared dispositive over 1,710,512 shares of Common Stock. Morgan Stanley Asset Management Limited has (i) shared voting power as to 1,597,795 shares of Common Stock, and (ii) shared dispositive power as to 1,683,395 shares of Common Stock. The principal office of Morgan Stanley is 1585 Broadway, New York, NY 10036 and the principal office of MS Asset Management Limited is 25 Cabot Square, Canary Wharf, London, E14 4QA England.

 (4) The following information was provided by Massachusetts Financial Services Company ("MFSC"). MFSC is an investment adviser registered under the Investment Advisors Act of 1940. As of December 31, 1997, based on 13G/A filed by MFSC with the SEC on February 12, 1998, MFSC has (i) sole voting power over 1,890,971 shares of Common Stock, and (ii) sole dispositive power as to 1,905,871 shares of Common Stock. The principal office of MFSC is 500 Boylston Street, Boston, MA 02116.

 (5) The following information was provided by Legg Mason, Inc. ("Legg Mason"). As of December 31, 1997, based on 13G filed by Legg Mason, as parent holding company, with the SEC on February 12, 1998, Legg Mason has (i) sole voting power as to 1,300,000 shares of Common Stock and (ii) sole dispositive power as to 1,519,059 shares of Common Stock. Shares are held by Legg Mason Special Investment Trust, Inc. with Legg Mason Fund Adviser, Inc. having power to dispose of 1,300,000 shares. The remainder of shares are held by various clients of Legg Mason Capital Management, Inc., Legg Mason Trust Company and Legg Mason Wood Walker, Inc., which have power to dispose thereof. The principal business office of Legg Mason is 100 Light Street, Baltimore, Maryland 21202.

 (6) Consists of (i) 192,726 shares of Common Stock owned of record by Mr. Fickes, (ii) 179,425 shares of restricted Common Stock, (iii) 279,500 shares of Common Stock that may be purchased pursuant to presently exercisable stock options awarded to Mr. Fickes pursuant to his Employment Agreement effective April 15, 1996, (iv) 173,160 shares of Common Stock which will be issued to Mr. Fickes on April 15, 2001, in consideration of Mr. Fickes' interest in Knightsbridge Capital, L.L.C. and related entities,
     (v) 43,106 shares of Common Stock held of record by Mr. Fickes' wife and
     (vi) 1,728 shares of Common Stock held of record by Mr. Fickes' children. Mr. Fickes disclaims beneficial ownership of Common Stock not held of record by him.

 (7) Consists of 1,000 shares of Common Stock owned of record as of April 14, 1998 by Mr. Glucksman.

 (8) Consists of (i) 168,753 shares of Common Stock owned of record by Mr. Greenberg, (ii) 225,000 shares of Common Stock that may be purchased pursuant to a presently exercisable Management Warrant and (iii) 10,000 shares of Common Stock owned of record by a trust for the benefit of Mr. Greenberg's minor children over which Mr. Greenberg's wife has sole voting power. Mr. Greenberg disclaims beneficial ownership of Common Stock not held of record by him.

 (9) Consists of (i) 21,933 shares of Common Stock owned of record by Mr. McDermott, (ii) 7,266 shares of restricted Common Stock, and (iii) 12,500 shares of Common Stock subject to a presently exercisable stock option.

(10) Consists of (i) 6,128 shares of Common Stock owned of record by Mr. Player,
     (ii) 1,987 shares of restricted Common Stock, and (iii) 527 shares of Common Stock owned by Mr. Player's wife. Mr. Player disclaims beneficial ownership of Common Stock not held of record by him.

(11) Consists of (i) 22,050 shares of Common Stock owned of record by Mr. Prager, (ii) 13,068 shares of restricted Common Stock, and (iii) 12,500 shares of Common Stock subject to a presently exercisable stock option.

(12) Consists of (i) 7,987 shares of Common Stock owned of record by Mr. Roman and (ii) 1,452 shares of restricted Common Stock.

(13) Consists of (i) 23,497 shares of Common Stock owned of record by Mr. Schnitzer, (ii) 18,706 shares owned of record by Magical Corporation, of which Mr. Schnitzer is the sole owner and (iii) 1,987 shares of restricted Common Stock.

(14) Consists of (i) 23,500 shares of Common Stock owned of record jointly by Mr. Silverman and his wife, (ii) 6,581 shares of restricted Common Stock, and (iii) 12,500 shares of Common Stock subject to a presently exercisable stock option.

(15) Consists of (i) 5,437 shares of Common Stock owned of record by Mr. Slayton and (ii) 1,987 shares of restricted Common Stock.

(16) Consists of 7,987 shares of Common Stock owned of record jointly by Mr. Smith and his wife and (ii) 1,828 shares of restricted Common Stock.

(17) Consists of (i) 520,647 shares of Common Stock held of record by Mr. Stone,
     (ii) 141,466 shares of restricted Common Stock, (iii) 279,500 shares of Common Stock that may be purchased pursuant to presently exercisable stock options awarded to Mr. Stone pursuant to his Employment Agreement effective April 15, 1996, (iv) 173,160 shares of Common Stock which will be issued to Mr. Stone on April 15, 2001 in consideration for Mr. Stone's interest in Knightsbridge Capital, L.L.C. and related entities, and (v) 320,805 shares of Common Stock held of record by Mr. Stone's wife. Mr. Stone disclaims beneficial ownership of Common Stock not held of record by him.

(18) Assumes the exercise of warrants or options to purchase 835,250 shares of Common Stock and includes 364,154 shares of restricted Common Stock which do not (absent certain contingencies) vest until March 31, 2001 or March 31, 2000 in the case of restricted stock held by Messrs. Player, Roman, Schnitzer, Slayton and Smith, and includes 346,320 shares which will be issued to Messrs. Fickes and Stone on April 15, 2001. See Notes 6 to 17.

                               PROPOSAL NUMBER 1
                        ELECTION OF CLASS III DIRECTORS

     Under the Company's Certificate of Incorporation, which provides for a "classified" board of directors, three directors will be elected at the meeting as Class III directors, each to hold office for a three-year term expiring at the 2001 annual meeting of stockholders and/or until such director's successor shall be elected and qualified. See "THE PENNCORP ANNUAL MEETING -- Voting at the Annual Meeting."

     Unless authority to vote for one or more of the nominees for Class III Director is withheld, shares represented by proxies will be voted FOR the election of the nominees named below. If at the time of the meeting any of the nominees should be unwilling or unable to serve, the discretionary authority provided in the proxy will be exercised to vote for a substitute or substitutes, as the Board of Directors recommends. The Board has no reason to believe that any of the nominees will be unwilling or unavailable to serve as a director.

     The persons named below have been nominated for election as Class III directors. Each nominee other than Mr. Stone who presently serves as a Class I director, presently serves as a Class III director of the Company. The Board of Directors nominated David J. Stone, currently a Class I director, to serve as a Class III director. Mr. Stone will resign as a Class I director upon his election as a Class III director. The Board of Directors has agreed to elect Mr. David C. Smith, currently a Class III director, to fill Mr. Stone's vacancy as a Class I director for the unexpired term. These changes reflect the Nominating Committee's and the Board's desire to extend Mr. Smith's current term for one additional year. Also listed below are each of the currently serving Class I, Class II and Class III directors of the Company.

CLASS III DIRECTORS NOMINEES

LEWIS L. GLUCKSMAN, Age 72
  Director

     Mr. Glucksman became a director of the Company and Chairman of the Executive Committee of the Board on April 14, 1998. Mr. Glucksman, formerly Vice Chairman of Smith Barney Inc., retired in March 1998. He currently serves as a senior advisor to the management of Salomon Smith Barney. Prior to becoming Vice Chairman, Mr. Glucksman held various positions at Smith Barney, including heading the Corporate Finance Department, Capital Markets, and Smith Barney Europe, Ltd. Prior to joining Smith Barney, Mr. Glucksman was the Chairman of Glucksman & Company, a private investment banking firm which he founded in 1984. From 1963 through 1984, he was associated with Lehman Brothers and its successor, Lehman Brothers Kuhn Loeb, Inc. in a number of positions, including President and Chairman. In addition, from 1976 through 1984, Mr. Glucksman served as a Commissioner of the Port Authority of New York and New Jersey. Mr. Glucksman has served on various corporate boards, and is currently a director of Risk Capital Holdings, an independent company affiliated with Marsh & McLennan Company, Inc. and a member of the Board of Trustees of New York University. Mr. Glucksman has over 48 years experience in finance related businesses.

BRUCE W. SCHNITZER, Age 53
  Director

     Mr. Schnitzer has been a director of the Company since August 1990. Since 1985, Mr. Schnitzer has served as Chairman of the Board of Wand Partners Inc. (or predecessor investment activities), a private investment firm located in New York, New York. Mr. Schnitzer also serves as a director of the following U.S. companies with publicly quoted securities: AMRESCO Inc. (a manager of real estate assets) and Nestor, Inc. (a technology company). From 1983 to 1985, Mr. Schnitzer served as President and Chief Executive Officer of Marsh & McLennan, Incorporated, an insurance brokerage firm. See "EXECUTIVE
COMPENSATION -- Compensation Committee Interlocks and Insider Participation."

DAVID J. STONE, Age 55
  Chairman of the Board,
  Chief Executive Officer and Director

     Mr. Stone has served as Chairman of the Board and as a director of the Company since its formation in 1989, as Chief Executive Officer since July 1, 1995, as President from July 1, 1995 until March 21, 1996 and as Chief Marketing Officer from August 1990 until May 1993. Mr. Stone also serves as Chairman of the Board and President of David J. Stone & Company, a New York based merchant banking firm specializing in leveraged acquisitions organized in 1978. Mr. Stone has more than 22 years experience in finance related business. During 1995, 1996, and 1997, Mr. Stone was a member and served as a manager of Knightsbridge Capital, which is the General Partner of the Knightsbridge Fund. The Company is a 16.3% limited partner in the Knightsbridge Fund. The Company purchased Mr. Stone's interests in Knightsbridge Capital on January 5, 1998. See "CERTAIN TRANSACTIONS -- The Knightsbridge Restructuring Plan and Related Litigation Settlement."

CLASS III DIRECTOR

DAVID C. SMITH, Age 56
  Director

     Mr. Smith has been a director of the Company since September 1994. Since 1993 he has been a management consultant. Mr. Smith was with KPMG from 1964 until his retirement in 1993, having served as Vice Chairman-Tax from 1987 until 1993. He also served on the Board of Directors and the Management Committee of KPMG. Mr. Smith is a member of the American Institute of Certified Public Accountants. He currently serves on the Board of Governors of Citizens' Scholarship Foundation of America.

CLASS I DIRECTORS (TERM EXPIRES IN 1999)

STEVEN W. FICKES, Age 43
  President, Chief Financial Officer and Director

     Mr. Fickes has served as Chief Financial Officer and as a director of the Company since August 1990, as President since March 21, 1996, and as Vice Chairman of the Board from August 1990 until March 21, 1996. From 1982 to July 1988, Mr. Fickes held various positions with Tillinghast, an international actuarial consulting firm, most recently serving as the principal in charge of its Washington, D.C. office, and from July 1988 to August 1990 was President of a private consulting firm. Mr. Fickes is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. Mr. Fickes has more than 20 years experience in the insurance industry. During 1995, 1996 and 1997, Mr. Fickes was a member and served as a manager of Knightsbridge Capital. The Company purchased Mr. Fickes' interests in Knightsbridge Capital on January 5, 1998. See "CERTAIN TRANSACTIONS -- The Knightsbridge Restructuring Plan and Related Litigation Settlement."

THOMAS A. PLAYER, Age 58
  Director

     Mr. Player has been a director of the Company since August 1990. From June 1974 to June 1995, Mr. Player served as a founding partner of Neely & Player, P.C., a law firm located in Atlanta, Georgia. In June 1995, Mr. Player became a senior partner in the law firm of Morris, Manning & Martin, an Atlanta based commercial law firm having offices in Washington, D.C. Mr. Player currently serves as a director for Amerisure, Inc. Mr. Player is the author of a paper for the Organization of Economic Cooperation and Development concerning insurer reorganization. Mr. Player has over 30 years experience in the insurance industry.

CLASS II DIRECTORS (TERM EXPIRES IN 2000)

ALLAN D. GREENBERG, Age 53
  Director

     Mr. Greenberg has served as Vice Chairman of the Board and as a director of the Company since August 1990. Mr. Greenberg also serves as Chairman of the Board of ADG Insurance Advisors Inc. ("ADG"), a private consulting firm specializing in life insurance actuarial and acquisition services. From 1981 to 1988, Mr. Greenberg was Vice President, Chief Actuary and a director of Geneve Capital Group, Inc., and from 1984 to 1988 he also served as Executive Vice President of Standard Security Life Insurance Company of New York. Mr. Greenberg is a Fellow of the Society of Actuaries, a Fellow of the Canadian Institute of Actuaries and a Member of the American Academy of Actuaries. Mr. Greenberg has more than 28 years experience in the insurance industry. ADG provided consulting services to the Company prior to January 1, 1998. See "EXECUTIVE
COMPENSATION -- Compensation Committee Interlocks and Insider Participation."

KENNETH ROMAN, Age 67
  Director

     Mr. Roman has been a director of the Company since April 1993. From 1988 to 1989, Mr. Roman served as Chairman and Chief Executive of The Ogilvy Group and, from 1985 to 1989, as Chairman of Ogilvy & Mather Worldwide. He was Executive Vice President of American Express from 1989 to 1991. He currently serves as a Director of Compaq Computer Corporation, Brunswick Corporation and Coty, Inc. In addition, Mr. Roman is a Vice Chairman of The New York Botanical Garden and an Overseer of Memorial Sloan-Kettering Cancer Center.

MAURICE W. SLAYTON, Age 59
  Director

     Mr. Slayton has been a director of the Company since August 1990. He is President, Chief Executive Officer and a Director of Conning & Company ("Conning"). Mr. Slayton has over 20 years of experience at Conning. Since joining Conning, Mr. Slayton co-founded the asset management group and has worked in and actively developed all aspects of Conning's business, including industry research, securities research, management consulting, financial advisory services, and private equity funds. Mr. Slayton also serves on the Board of Directors for Arlberg Holding Company, Inc., GAN National Insurance Company, GAN North American Insurance Company, Cox Insurance Holdings, Plc and MedSpan, Inc. Conning provides investment management services to certain of the Company's insurance subsidiaries. See "CERTAIN TRANSACTIONS -- Other Relationships."

                               EXECUTIVE OFFICERS

     In addition to Messrs. Stone and Fickes, who also serve as directors of the Company, Charles H. Lubochinski, Elizabeth C. Malone, James P. McDermott, Michael J. Prager and Scott D. Silverman serve as executive officers of the Company. Such officers are elected by the Board of Directors, each to serve until his or her successor is elected and has qualified, or until his or her earlier resignation, removal from office or death.

CHARLES H. LUBOCHINSKI, Age 51
  Senior Vice President

     Mr. Lubochinski served as a Vice President of the Company from May 18, 1993 until his election as a Senior Vice President on July 11, 1996. From June 1981 to December 1990, Mr. Lubochinski served as Senior Vice President with Geneve Corporation and affiliates, an insurance holding and financial services company. From January 1991 to December 1993, Mr. Lubochinski was employed by ADG as Senior Vice President. Mr. Lubochinski has more than 16 years experience in the insurance industry.

ELIZABETH C. MALONE, Age 41
  Vice President

     Ms. Malone joined the Company in February 1996 and was elected a Vice President of the Company in March 1996. From January 1994 to January 1996, Ms. Malone was a Vice President of Legg, Mason, Wood, Walker, Inc. From September 1991 to November 1993, Ms. Malone was Manager of Financial Analysis for the National Association of Insurance Commissioners. During 1991, Ms. Malone was employed by the Treasurer's Office of Alexander & Alexander Services Inc. From August 1983 to November 1990, Ms. Malone was a Senior Security Analyst for Alex. Brown & Sons Incorporated. Ms. Malone has more than 12 years of experience in the insurance industry.

JAMES P. McDERMOTT, Age 36
  Senior Vice President

     Mr. McDermott joined the Company in November 1992 as Vice President and Controller of the Company's insurance subsidiaries. He was elected Senior Vice President of the Company in September 1995. From January 1985 until November 1992, Mr. McDermott was employed by KPMG KPMG, serving as a Senior Manager in the firm's insurance practice prior to joining the Company. Mr. McDermott has more than 13 years experience in the insurance industry.

MICHAEL J. PRAGER, Age 38
  Senior Vice President and Senior Financial Officer

     Mr. Prager joined the Company in October 1990 as Senior Vice President and Chief Actuary of the Company's insurance subsidiaries. He was elected Senior Vice President and Senior Financial Officer of the Company in September 1995. From June 1989 to October 1990, Mr. Prager served as a Manager of KPMG KPMG. Mr. Prager has more than 19 years experience in the insurance industry.

SCOTT D. SILVERMAN, Age 39
  Senior Vice President, General Counsel and Secretary

     Mr. Silverman joined the Company in March 1992 and was elected Vice President, General Counsel and Secretary of the Company in January 1994. Mr. Silverman was elected a Senior Vice President of the Company in September 1995. From 1990 to March 1992, he served as Vice President -- Legal and Secretary of Independence Holding Company and from 1988 to March 1992, he served as Vice President, Counsel and Secretary of Standard Security Life Insurance Company of New York, a subsidiary of Independence Holding Company. Mr. Silverman has more than 15 years experience in the insurance industry.

COMMITTEES OF THE BOARD

     The Board of Directors has established an Executive Committee currently composed of Messrs. Glucksman (Chairman), Stone, Fickes and Schnitzer; Compensation, Stock Award and Stock Option Committees currently composed of Messrs. Roman (Chairman), Greenberg (Compensation Committee only), and Player; an Audit Committee currently composed of Messrs. Glucksman (Chairman), Smith and Player; a Finance Committee currently composed of Messrs. Fickes (Chairman), Stone and Schnitzer; a Nominating Committee currently composed of Messrs. Roman (Chairman), Stone, Schnitzer and Fickes; a Knightsbridge Committee currently composed of Messrs. Player (Chairman), Schnitzer, Slayton, Smith and Roman; and a Compliance Committee currently composed of Messrs. Player (Chairman), Greenberg and Roman.

     a. The Executive Committee.

          The Executive Committee, between meetings of the PennCorp Board has all the powers and can exercise all the duties of the Board of Directors in the management of the business of the Company which may lawfully be delegated to it by the Board of Directors and that are not in conflict with specific powers conferred by the Board of Directors upon any other committees of the Board of Directors.

     b. Compensation and Stock Award and Stock Option Committee.

          The Compensation Committee is responsible for reviewing all compensation related matters requiring approval of the PennCorp Board and recommending action to be taken by the Board of Directors on such matters, including compensation (base salary and bonuses) of senior management of the Company and its subsidiaries. Members of the Stock Award and Stock Option Committee administer the Company's current stock option and warrant plans, which includes making recommendations to the Board of Directors concerning the timing of awards of options, the number of shares subject to options, the identity of recipients of options, the price at which such options are exercisable and the vesting provisions of such options.

     c. Audit Committee.

          The principal functions and duties of the Audit Committee are to determine that appropriate procedures exist and are observed relating to financial reporting and disclosure to shareholders and regulatory bodies, and that required accounting practices, policies and procedures and internal control systems are in place and can be relied upon to assure the quality and accuracy of all such reports. In addition, the Audit Committee's responsibilities include the following: selecting and recommending to the Board of Directors the appointment of independent public accountants; reviewing and approving the proposed scope of and fees relating to the independent accountants' annual audit; and reviewing internal audit activity, including scope, quality of staff and interaction with independent accountants.

     d. Nominating Committee.

          The Nominating Committee is responsible for (i) reviewing the performance of all directors; (ii) nominating persons to serve as directors of the Company; and (iii) periodically reviewing the needs of the Company and seeking additional directors as may be required and justified. The Nominating Committee does not presently intend to consider nominees proposed by stockholders. Stockholders who desire to nominate directors at the 1999 annual meeting or at any special meeting called for such purpose must follow the procedures described under "CERTAIN BYLAW PROVISIONS".

     e. Finance Committee.

          The principal functions and duties of the Finance Committee are to monitor the financial affairs of the Company, including reviewing the Company's investments, evaluating current financial decisions facing management, including the adequacy of or need for capital, and assisting management in the preparation of specific recommendations on financial matters.

     f. Compliance Committee.

          The principal functions and duties of the Compliance Committee are to monitor the corporate, regulatory and field compliance affairs of the Company. This includes: (i) reviewing the adequacy of compliance staff, including quality and promptness of response to compliance issues; (ii) reviewing the adequacy and effectiveness of compliance programs and policies, and proposing changes as appropriate; (iii) analyzing and reviewing potential material compliance exposures to the corporation, and management's plans for preventative measures; (iv) reviewing existing material compliance matters, i.e., consumer complaints, litigation, etc. and analyzing actions taken by management; and (v) reviewing the Company's relationships with regulators.

     g. Knightsbridge Committee.

          In 1995, the Board of Directors created the Knightsbridge Committee to evaluate all transactions submitted to the Company by the Knightsbridge Fund. The Knightsbridge Committee's role is to determine whether a given transaction (i) would be accepted by, and pursued for the account of, the Company without any participation by the Knightsbridge Fund, (ii) would be accepted and pursued jointly by the Company and the Knightsbridge Fund in such proportions as the Company's Board of Directors and the Knightsbridge Fund agree or (iii) would be rejected by the Company, in which case it may be pursued by the Knightsbridge Fund for its own account. With the consummation of the restructuring of the Knightsbridge relationship on January 5, 1998, the Knightsbridge Committee is not expected to conduct any further business. See "CERTAIN TRANSACTIONS -- The PennCorp/ Knightsbridge Relationship."

BOARD AND COMMITTEE ATTENDANCE

     The PennCorp Board met eight times during 1997. In addition, the Compensation and Stock Award and Stock Option Committees met three times; the Audit Committee met twelve times; the Nominating Committee met once; the Finance Committee met two times; the Compliance Committee met once; the Special Committee (formed for the purpose of negotiating the purchase price for the SW Financial Controlling Interest) met four times; and the Knightsbridge Committee met six times. Each of the Company's directors attended at least 75% of the aggregate number of regular and special meetings of the PennCorp Board and of the committees on which they served.

DIRECTORS' FEES

     Directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. In addition, each director of the Company who is not also an officer or salaried employee of the Company (a "Non-Employee Director") receives an annual fee of $30,000 and a fee of $2,000 for each meeting of the Board of Directors (except starting in 1998, no fee is paid for the first four meetings in each calendar year) at which such director is present. Each Non-Employee Director who is a member of a committee of the Board of Directors also receives a fee of $1,000 for each meeting of such committee at which such director is present. Committee chairmen receive an additional annual fee of $5,000. In addition, in 1997 Mr. Player received a one-time fee of $50,000 for his work as Chairman of the Knightsbridge Committee, and Mr. Smith received a fee of $50,000 for his efforts in 1997 as Chairman of the Audit Committee.

     In addition to the foregoing, the 1992 Senior Management Warrant Program (the "Warrant Plan") granted each Non-Employee Director (other than Mr. Greenberg) a ten-year warrant to purchase up to 3,000 shares of Common Stock upon his election to the Board of Directors. The exercise price of such warrants with respect to each share of underlying Common Stock was equal to the fair market value of the Common Stock on the date of grant. Each warrant vested and became exercisable in three equal annual installments commencing on the first anniversary date after the date of the grant provided that the Non-Employee Director was serving as a director of the Company on such anniversary date. On November 5, 1992, each of Messrs. Schnitzer, Slayton and Player were granted warrants to purchase up to 3,000 shares of Common Stock at an exercise price of $14.19 per share. On April 1, 1993, Mr. Roman received a warrant to purchase up to 3,000 shares of Common Stock at an exercise price of $19.06 per share. On September 1, 1994, Mr. Smith received a warrant to purchase up to 3,000 shares of Common Stock at an exercise price of $15.63 per share. No further awards will be made under the Warrant Plan.

     Pursuant to an amendment to the Stock Plan approved by the Company's stockholders on December 31, 1997, Messrs. Schnitzer, Slayton, Player, Roman and Smith exercised these Warrants for which they received 1977, 1977, 1977, 1444, and 1819 shares of restricted common stock, respectively. The shares of restricted stock are subject to forfeiture if any of these Non-Employee Directors ceases to be a director for any reason other than as a result of a change of control or ownership of the Company, the failure to be re-elected by the Company's shareholders or the Non-Employee Director's death or disability (as defined in the Stock Plan). Each of these Non-Employee Directors were also granted an option to purchase 3,000 shares of Common Stock at the exercise price of $32.25 (the closing price of the Common Stock on March 31, 1997, the effective date of the grant). The option is fully exercisable on December 31, 1998.

     On November 5, 1992, Mr. Greenberg received a warrant to purchase up to 225,000 shares of Common Stock under the Warrant Plan. Each of Messrs. Stone and Fickes received identical warrants. These warrants vest in four equal annual installments commencing November 5, 1993, provided the directors continue to be officers or directors of the Company at each anniversary date. All 225,000 of the warrants granted to each of Messrs. Fickes, Stone and Greenberg are vested. The initial exercise price for the warrants was $16.10 per share of Common Stock (representing 110% of the initial public offering price per share of Common Stock). The 225,000 warrants of Messrs. Stone and Fickes were exercised pursuant to a cashless stock-for-stock exercise. See "EXECUTIVE
COMPENSATION -- AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES."

     In 1996, each of Messrs. Player, Roman, Schnitzer, Slayton and Smith were awarded 1,000 shares of Common Stock under the Stock Plan (plus cash to cover tax liabilities). The Stock Plan provides for the grant of 1,000 shares of stock to all future Non-Employee Directors elected to the Board of Directors. Accordingly, Mr. Glucksman was awarded 1,000 shares of Common Stock following his appointment as a director. In accordance with the amendments to the Stock Plan approved by shareholders at the 1997 Annual Meeting, Non-Employee Directors will receive an annual stock option to purchase 7,500 shares of Common Stock. The first such grant was made effective as of March 31, 1997 at the exercise price of $32.25. The March 31, 1997 option grant of 7,500 shares is fully exercisable on December 31, 1998. Future option grants will be made on the date of each annual stockholders meeting and will be exercisable eighteen months after the date of the grant at the fair market value (as defined in the Stock
Plan) of PennCorp's Common Stock on the grant date. Additionally, the Stock Plan generally enables Non-Employee Directors to receive all or a portion of their annual fees in Common Stock. Certain directors elected to receive Common Stock in lieu of all or a portion of their annual fee for 1998.

                               PROPOSAL NUMBER 2
                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has selected KPMG as the auditors of the Company for the year 1998. It is anticipated that representatives of KPMG, who also served as the Company's auditors for 1997, will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to answer any appropriate questions. Although not required to do so, the Board of Directors has determined, as a matter of corporate practice, to submit the selection of the Company's independent auditors to the stockholders of the Company for their ratification. If the stockholders do not ratify the appointment of KPMG, the Board of Directors will reconsider its decision to appoint KPMG. Even if the stockholders ratify the appointment, the Board of Directors will have the ability to dismiss KPMG as independent auditors and select a new independent auditor for fiscal year 1998.

     The Board of Directors recommends that you vote FOR the approval of Proposal Number 2.

                               PROPOSAL NUMBER 3
              AMENDMENT TO 1996 STOCK AWARD AND STOCK OPTION PLAN

     The Stock Plan provides that in order for Non-Employee Directors to be eligible for receipt of the 7,500 share annual option grant and to receive all or a portion of the Non-Employee Director's annual retainer fee in PennCorp Common Stock, the Non-Employee Director may not have a Pecuniary Interest (direct or indirect) in more than 100,000 shares of the Company's Common Stock. Historically, this restriction prevented Allan D. Greenberg, who was a paid consultant to the Company, and one other former director, who received compensation from the Company, from receiving the stock based components of the annual Non-Employee Directors compensation. Currently, Mr. Greenberg (who beneficially owns 403,753 shares of Common Stock) is the only Non-Employee Director of the Company who does not qualify for the annual option or the election to receive stock for all or a portion of his retainer. Since Mr. Greenberg's consulting arrangement with the Company was terminated effective January 1, 1998, the PennCorp Board has determined that it is appropriate for Mr. Greenberg to have the same rights to the annual stock option grants and the retainer election as all other Non-Employee Directors. Accordingly, the PennCorp Board has approved an amendment to the Stock Plan which would allow Non-Employee Directors who have a Pecuniary Interest in more than 100,000 shares, to receive the annual 7,500 share option grant and to elect to receive all or a portion of their annual retainer in PennCorp Common Stock.

     The Board of Directors recommends that you vote FOR the approval of Proposal 3.

                            SECTION 16(a) REPORTING

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who beneficially own more than 10% of the Common Stock or other equity securities of the Company, to file with the Securities and Exchange Commission initial reports of beneficial ownership (Form 3), reports of changes in beneficial ownership (Form 4) and annual statements of beneficial ownership (Form 5). Executive officers, directors and more than 10% beneficial owners are required to provide the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based on a review of the reports furnished to it and written representations from its executive officers and directors, all Section 16(a) reporting requirements for the Company's executive officers and directors were satisfied for 1997.

                            CERTAIN BYLAW PROVISIONS

     The Bylaws establish an advance notice procedure with regard to business proposed to be submitted by a stockholder at any annual or special meeting of stockholders of the Company, including the nomination of candidates for election as directors. The procedure provides that a notice of proposed stockholder business must be timely given in writing to the Secretary of the Company prior to the meeting. In all cases, to be timely, notice relating to the 1999 annual meeting must be received at the principal executive office of the Company not less than 60 days nor more than 90 days before May 19, 1999.

     Notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person's written consent to be named in the proxy statement as a nominee and to serve as a director if elected.

     The chairman of a meeting of stockholders may determine that a person is not nominated in accordance with the nomination procedure, in which case such person's nomination will be disregarded. If the chairman of a meeting of stockholders determines that other business was not properly brought before such meeting in accordance with the Bylaw procedures, such business will not be conducted at the meeting. Nothing in the nomination procedure or the business procedure will preclude discussion by any stockholder of any nomination or business properly made or brought before the annual or any other meeting in accordance with the above mentioned procedures.

                             STOCKHOLDER PROPOSALS

     Any proposal which a stockholder intends to have included in the Company's proxy statement relating to the 1999 annual meeting of Stockholders must be received at the Company's executive office not later than March 19, 1999. Stockholders who intend to nominate directors or to bring other business before the meeting must also comply with the procedures set forth in the Company's Bylaws, as described under "Certain Bylaw Provisions." The Company will furnish copies of the appropriate Bylaw provision upon written request to the Secretary of the Company at its principal executive office.

                                 OTHER MATTERS

     As of the date of the Proxy Statement, the PennCorp Board knows of no other business to be presented for action at the meeting or any adjournment thereof. However, if any other business is properly brought before the meeting or any adjournment thereof, the proxies solicited hereby confer discretionary authority in the persons named therein and those persons will vote or act in accordance with their best judgment with respect to such matter.

                                            By Order of the Board of Directors,

                                            SCOTT D. SILVERMAN
                                            Secretary

April 22, 1998

                        PENNCORP FINANCIAL GROUP, INC.


            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
          THE COMPANY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 21, 1998


The undersigned hereby constitutes and appoints Scott D. Silverman, James P. McDermott, and each of them, as their true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of PennCorp Financial Group, Inc. to be held at 3 Bethesda Metro Center, Bethesda, Maryland on Thursday, May 21, 1998 and at any adjournments thereof, on all matters coming before said meeting.

Election of Directors, Nominees:            (change of address/comments)

      Lewis L. Glucksman                ---------------------------------------

      Bruce W. Schnitzer                ---------------------------------------

      David J. Stone                    ---------------------------------------

                                        ---------------------------------------
                                        (If you have written in the above space, please mark the corresponding box on the reverse side of this card)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE        * * * * * * * *
APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK * SEE REVERSE * ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD * SIDE *
OF DIRECTOR'S RECOMMENDATIONS.                                  * * * * * * * *

[X] Please mark your
    votes as in this
    example.

    This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR Proposals 2 and 3.

--------------------------------------------------------------------------------
     The Board of Directors recommends a vote FOR proposals 1 through 3.
--------------------------------------------------------------------------------
                                      FOR     WITHHELD

1. Election of Directors              [ ]       [ ]
   (See reverse)

For, except vote withheld from the following Nominee(s):



-----------------------------------------------------------------

                                      FOR     AGAINST    ABSTAIN
2. Ratification of Appointment
   of Auditors.                       [ ]       [ ]        [ ]


3. Approval of the Amendment to the
   1996 Stock Award and Stock
   Option Plan.                       [ ]       [ ]        [ ]

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                                     The signer hereby revokes all proxies
                                     heretofore given by the signer to vote at said meeting or any adjournments thereof.

                                     NOTE:  Please sign exactly as name appears
                                            hereon.   Joint owners should each
                                            sign.  When signing as attorney,
                                            executor, administrator, trustee or
                                            guardian, please give full title as
                                            such.



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                                       SIGNATURE(S)                      DATE